UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.           )

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☑ Preliminary Information Statement ☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐ Definitive Information Statement
PVC CONTAINER CORPORATION

(Name of Registrant as Specified in its Charter)
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PVC CONTAINER CORPORATION
2 INDUSTRIAL WAY WEST
EATONTOWN, NEW JERSEY 07724-2202
(732) 542-0060

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [                        ], 2005
Eatontown, New Jersey
[                    ], 2005

      A Special Meeting of Stockholders (the “Special Meeting”) of PVC Container Corporation, a Delaware corporation (“PVC” or the “Company”), will be held at the Company’s principal executive offices located at 2 Industrial Way West, Eatontown, New Jersey 07724-2202, on [                    ], 2005, at 8:00 A.M. (local time) for the following purposes:

1. To approve an amendment (the “Amendment”) to our Certificate of Incorporation to effect a 1-for-2,000 reverse stock split of our Common Stock (the “Reverse Stock Split”) and reduce the number of shares of our authorized Common Stock from 10,000,000 to 10,000; and

2. To transact such other business as may properly come before the Special Meeting.
      No fractional shares resulting from the Reverse Stock Split will be issued, and each holder of Common Stock will receive $2.39 per pre-split share of Common Stock in lieu of any fractional shares that would otherwise result from the Reverse Stock Split. Fractional shares will not be aggregated for purposes of the cash-out payments to holders of fractional shares.
      The Board of Directors has fixed the close of business on [                    ], 2005 (the “Record Date”) as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.
      Shares of Common Stock can be voted at the meeting only if the holder is present at the meeting in person or by a valid proxy. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
      All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Herbert S. Meeker
Secretary

PVC CONTAINER CORPORATION
2 INDUSTRIAL WAY WEST
EATONTOWN, NEW JERSEY 07724-2202
(732) 542-0060
Information Statement to Stockholders
      This Information Statement is being furnished to you, as a holder of Common Stock, par value $.01 per share (“Common Stock”), of PVC Container Corporation, a Delaware corporation (“PVC” or the “Company”), in connection with a special meeting (the “Special Meeting”) that will be held at the Company’s principal executive offices located at 2 Industrial Way West, Eatontown, New Jersey 07724-2202, on [                    ], 2005, at 8:00 A.M. (local time). References to “we,” “us,” “our” or similar words refer to PVC and its subsidiaries. The Board of Directors has fixed the close of business on [                    ], 2005 (the “Record Date”) as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.
      At the Special Meeting, the Company’s stockholders will be asked to consider a proposal to amend the Company’s Certificate of Incorporation (the “Amendment”) to effect a 1-for-2,000 reverse stock split of the Company’s Common Stock (the “Reverse Stock Split”) and reduce the number of shares of the Company’s authorized Common Stock from 10,000,000 to 10,000. A form of the Certificate of Amendment of Certificate of Incorporation is attached to this Information Statement as Annex A.
      Each share of Common Stock is entitled to one vote per share. We had, as of the Record Date, [7,042,393] shares of Common Stock outstanding, meaning that there will be [7,042,393] votes eligible to be cast at the Special Meeting. The proposal involves an amendment to our Certificate of Incorporation, meaning that it requires the affirmative vote of at least a majority of the shares of outstanding stock entitled to vote thereon, or at least [3,521,197] affirmative votes, to be adopted.
      Kirtland Capital Partners II L.P. (“KCP II”), which holds 4,110,679 shares of Common Stock, or a majority of our Common Stock and a majority of the outstanding stock entitled to vote at the Special Meeting, and Kirtland Capital Company II (“KCC II”), which holds 356,736 shares of Common Stock, have advised us that they presently intend to vote in favor of the proposal set forth above. It is anticipated, therefore, that the proposal will be approved, although KCP II and KCC II may determine at the meeting that they will not vote in favor of the proposal. An abstention or “no” vote by KCP II at the Special Meeting would mean that the proposal would be defeated. Neither KCP II or KCC II nor any of their affiliated entities have provided any financial advice to PVC with respect to the proposal.
      You are entitled to vote at the Special Meeting if you owned shares of Common Stock as of the close of business on the Record Date. As noted, you will be entitled to cast one vote for each share of Common Stock that you owned as of that time.
      Shares of Common Stock can be voted at the meeting only if the holder is present at the meeting in person or is represented by a valid proxy given to another person. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
      This Information Statement is dated [                    ], 2005 and is first being mailed to our stockholders on or about [                    ], 2005.
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY OF TERMS OF REVERSE STOCK SPLIT
      The following is a summary of the material terms of the proposed Amendment, the Reverse Stock Split and the other transactions contemplated in connection with the Reverse Stock Split as described in this Information Statement.
      This Information Statement contains a more detailed description of the terms of the proposed Amendment and the Reverse Stock Split. We encourage you to read carefully the entire Information Statement and each of the documents that we have attached as an annex.
The Reverse Stock Split and Proposed Amendment

•	The Board has authorized a 1-for-2,000 reverse stock split of our Common Stock.

•	If you own fewer than 2,000 shares of Common Stock immediately prior to the Reverse Stock Split, when the Reverse Stock Split becomes effective, you will no longer have an ownership interest in the Company, but will instead receive a cash payment of $2.39 per pre-split share of Common Stock owned by you.

•	If you own 2,000 or more shares of Common Stock immediately prior to the Reverse Stock Split, when the Reverse Stock Split becomes effective, you will continue to be a stockholder of the Company and will own one whole share of Common Stock for every 2,000 shares of Common Stock owned immediately prior to the Reverse Stock Split and you will receive a cash payment of $2.39 for your other shares of Common Stock not converted into a whole share.

•	The Amendment will also reduce the number of shares of our authorized Common Stock from 10,000,000 to 10,000.
Reasons for the Reverse Stock Split

•	The principal purpose of the Reverse Stock Split is to make the Company a private company. In light of our current size, opportunities and resources, the Board does not believe that the costs of remaining a public company are justified. Due to the limited liquidity and low market price of our Common Stock, we do not realize many of the benefits normally presumed to result from being a public company such as enhanced stockholder value, enhanced corporate image, access to capital markets, the ability to use stock to attract, retain and incentivize employees, and the ability to use stock as currency for acquisitions. The Board believes that it is in our best interest and the best interest of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public company by engaging in the Reverse Stock Split and taking the Company private. See also the information under the captions “Special Factors — Reasons for and Purposes of the Reverse Stock Split” and “Recommendation of the Board with Respect to the Amendment and the Reverse Stock Split” in this Information Statement.

•	When the Reverse Stock Split becomes effective, it is expected that the number of record holders of our Common Stock will be reduced below 300. Accordingly, we will be eligible to cease filing periodic reports with the Securities and Exchange Commission, and we intend to cease public registration of our Common Stock. We project annual savings from deregistration of our Common Stock to be approximately $250,000, plus a one-time savings of approximately $790,000 by not having to comply with the internal control over financial reporting requirements for public companies. See also the information under the captions “Special Factors — Reasons for and Purposes of the Reverse Stock Split” and “Recommendation of the Board with Respect to the Amendment and the Reverse Stock Split” in this Information Statement.

•	Our Common Stock’s limited public float and thin trading volume has impaired our stockholders’ ability to sell their shares, which has prevented minority stockholders from having any meaningful liquidity. As of June 30, 2005, including shares of Common Stock owned by KCP II and KCC II, our directors and executive officers beneficially owned 5,195,081 shares of Common Stock, or 71.3% of the

i

outstanding shares. During the fiscal year ended June 30, 2005, our Common Stock did not trade on 68% of the total trading days. The Board believes that it is unlikely that our market capitalization and trading liquidity would increase significantly in the near future.

•	The Board determined that the Reverse Stock Split is fair to and in the best interest of all of our stockholders, including those stockholders who will no longer have an ownership interest in the Company after the Reverse Stock Split. The Board further concluded that the advantages of the Reverse Stock Split to the stockholders outweighed the disadvantages and that it was substantively and procedurally fair to them, and, therefore, that the transaction was in all of our stockholders’ best interest. See also the information under the captions “Fairness of the Reverse Stock Split to Stockholders” and “Recommendation of the Board with Respect to the Amendment and the Reverse Stock Split” in this Information Statement.

Vote Required

•	The members of the Board and our executive officers intend to vote all shares that they directly or indirectly control in favor of the Reverse Stock Split. We had approximately [379] stockholders of record holding an aggregate of [7,042,393] shares of Common Stock outstanding as of the Record Date. Of those shares, approximately [58.4]%, or [4,110,679] shares, were controlled by KCP II. Each holder of Common Stock is entitled to one vote per share. The proposed action to implement the Reverse Stock Split requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon, or at least [3,521,197] votes. KCP II, which holds [4,110,679] shares of our Common Stock, representing a majority of the eligible votes to be cast, and KCC II, which holds [356,736] shares of our Common Stock, have informed us that they presently intend to vote to approve the Amendment at the Special Meeting. See also the information under the caption “Description of the Reverse Stock Split — Vote Required” in this Information Statement.
Fairness of the Reverse Stock Split from a Financial Point of View

•	The Board formed a special advisory committee to assist the Board in its evaluation of the Reverse Stock Split. The Special Committee is composed of one independent director who is not an officer or employee of the Company and is not affiliated with KCP II or KCC II. See the information under the caption “Fairness of the Reverse Stock Split to Stockholders — Substantive Fairness to All Stockholders — Recommendation of the Special Committee” in this Information Statement.

•	In addition, the Special Committee retained the services of Lincoln Partners, LLC to render an opinion as to the fairness of the cash consideration to be paid in the Reverse Stock Split, from a financial point of view, to the Company’s stockholders.

•	The full text of the written opinion of Lincoln Partners, which sets forth assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached to this Information Statement as Annex B. The description of Lincoln Partners’ opinion in this Information Statement is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to, and should, read the opinion carefully and in its entirety. For a more detailed description of Lincoln Partners’ opinion, see the information under the caption “Fairness of the Reverse Stock Split to Stockholders — Fairness of the Cash Consideration Payable for Fractional Shares — Opinion of Lincoln Partners” in this Information Statement.

•	In determining that the Reverse Stock Split was fair to our stockholders, the Board considered a variety of factors including recommendations of the Special Committee, the opinion of Lincoln Partners on the fairness of the cash consideration of $2.39 to be received in lieu of fractional shares, the limited liquidity available to the holders of our Common Stock, the historic trading price of our Common Stock, the Company’s forecasted future performance and the cost savings described above. See the information under the caption “Fairness of the Reverse Stock Split” in this Information Statement.

Material U.S. Federal Tax Consequences of the Reverse Stock Split

•	The Company’s stockholders receiving cash as a result of the Reverse Stock Split will be subject to U.S. federal income taxes. As a result, all stockholders may be required to pay taxes on their respective shares of Common Stock that are converted into the right to receive cash from the Company. See also the information under the caption “Effects of the Reverse Stock Split — Material Federal Income Tax Consequences of the Reverse Stock Split” in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Stock Split in light of your own particular circumstances.
Appraisal Rights of Dissenting Stockholders

•	You are not entitled to appraisal rights under our Certificate of Incorporation or the General Corporation Law of the State of Delaware. See also the information under the caption “Description of the Reverse Stock Split — Appraisal Rights” in this Information Statement.
Completion of the Reverse Stock Split

•	To complete the Reverse Stock Split, we intend to use a portion of the proceeds that we expect to receive from the sale of a building utilized by our former plastic compounding segment, which sale is expected to occur in October 2005. However, if the sale does not occur prior to the completion of the Reverse Stock Split, we intend to use borrowings under our revolving credit facility and available cash on hand to complete the Reverse Stock Split. See also the information under the caption “Financing of the Reverse Stock Split” in this Information Statement.

•	Upon consummation of the Reverse Stock Split, each registered stockholder on the effective date of the Reverse Stock Split will receive one share of Common Stock for every 2,000 shares of Common Stock held in his or her account immediately prior to the effective time of the Reverse Stock Split. No fractional shares will be issued. In lieu of issuing fractional shares to holders who would otherwise be entitled to receive a fractional share of our Common Stock as a result of the Reverse Stock Split, we will pay cash consideration at the rate of $2.39 for each share of Common Stock that was outstanding before the effective date of the Reverse Stock Split but was not part of a conversion into a full share of post-split Common Stock.

•	We intend for the Reverse Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees to determine what procedures will be used.

•	As soon as practicable after the effective date of the Reverse Stock Split, we will send all stockholders a letter of transmittal to be used to transmit Common Stock certificates to Registrar and Transfer Company, our exchange agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the exchange agent, each stockholder entitled to receive payment will receive a check for such stockholder’s stock. In the event we are unable to locate certain stockholders or if a stockholder fails to properly complete, execute and return the letter of transmittal and accompanying stock certificate to the exchange agent, any funds payable to such holders pursuant to the Reverse Stock Split will be held until a proper claim is made, subject to applicable abandoned property laws.
FORWARD-LOOKING STATEMENTS
      This Information Statement contains forward-looking statements. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations and involve a number of business risks and uncertainties, any one of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Forward-looking statements do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses, including expenses related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and expenses in connection with the Reverse Stock Split; the costs associated with remaining a public company; and financial results.
      There are risks and uncertainties that may cause results to differ materially from those set forth in the Company’s forward-looking statements. It is not possible to predict or identify all risk factors, but factors that could cause such results to differ materially could include changes in U.S., regional, or world polymer growth rates affecting the Company’s markets; changes in global industry capacity or in the rate at which anticipated changes in capacity are realized in the polyvinyl chloride or other industries in which the Company participates; fluctuations in raw material prices, quality and supply and in energy prices and supply, particularly, fluctuations outside the normal range of industry cycles; an inability to raise prices or sustain price increases for products; the ability of the Company to sell a building utilized by its former plastic compounding segment on commercially acceptable terms or at all, and the timing of any such sale; an inability by the Company to access its revolving credit facility; and the actual number of fractional shares repurchased and actual costs incurred by the Company in the Reverse Stock Split.
      The Company cannot guarantee that any forward-looking statement will be realized, although management believes its plans and assumptions are prudent. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should consult any further disclosures the Company makes on related subjects in its filings with the SEC. For these reasons, you should not place undue reliance on any forward-looking statements included in this Information Statement.

SPECIAL FACTORS
Stockholder Information
      As of June 30, 2005, we had 7,042,393 shares of Common Stock outstanding and approximately 379 record holders of our Common Stock, of which approximately 360 record holders, or approximately 95% of the total number of record holders, owned fewer than 2,000 shares of Common Stock. These record holders owning fewer than 2,000 shares of Common Stock owned, in the aggregate, approximately 100,020 shares, or approximately 1.4% of our outstanding Common Stock. If the number of record holders of our Common Stock is reduced to fewer than 300, we will be able to deregister our Common Stock under the Securities Exchange Act of 1934 (the “Exchange Act”) and we will no longer be subject to SEC filing and reporting requirements.
      We have no direct knowledge of the number of shares of our Common Stock owned beneficially (but not of record) by persons who hold the shares in street name. Based upon information obtained from our transfer agent and ADP Investor Communications, however, we estimate that, as of June 30, 2005, there were approximately 540 beneficial holders of fewer than 2,000 shares, who in the aggregate collectively owned 193,145 shares, or approximately 2.7% of our outstanding Common Stock.
      As of June 30, 2005, KCP II owned 4,110,769 shares of Common Stock, and KCC II owned 356,736 shares of Common Stock. Collectively, KCP II and KCC II owned approximately 63.4% of our outstanding Common Stock. Two of our directors are deemed to have beneficial ownership of all of the shares of Common Stock owned by KCP II and KCC II.
Reasons for and Purposes of the Reverse Stock Split
      The Board of Directors considered a number of important advantages to going private, which are summarized as follows:

•	eliminating the costs and administrative burden associated with filing periodic reports and other documents under the Exchange Act with the SEC;

•	eliminating the costs and investment of management time associated with compliance with the Sarbanes-Oxley Act and related regulations;

•	reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests by reducing the number of small stockholder accounts; and

•	providing stockholders with liquidity for their Common Stock without having to pay brokerage commissions and other costs.
      The primary purpose of the Reverse Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300 so that we can terminate the registration of our Common Stock under Section 12(g) of the Exchange Act. We incur significant direct and indirect costs associated with the filing and reporting requirements imposed on public companies. The Reverse Stock Split is expected to result in the elimination of the expenses related to our filing and reporting requirements under the Exchange Act and to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of our shares.
      The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost. We have been unable to provide increased value to our stockholders as a public company. As a result of the increased cost and tangible and intangible burdens associated with being a public company following the passage of the Sarbanes-Oxley Act, we do not believe that continuing our public company status is in our best interest or the best interest of our stockholders.
      The Board believes that the significant tangible and intangible burdens of our being a public company are not justified because we have not been able to realize many of the benefits available to some publicly-traded companies. The Board does not believe that we are in a position to use our status as a public company to raise capital through sales of securities in a public offering, or otherwise to access the public markets to raise equity capital. In addition, our Common Stock’s small public float and limited trading volume have limited our ability to use our Common Stock as acquisition currency or to attract and retain employees.
      Our Common Stock’s limited public float and thin trading volume have also impaired our stockholders’ ability to sell their shares, which has prevented them from realizing the full benefits of holding publicly-traded stock. Our directors and executive officers historically have beneficially owned a substantial percentage of our outstanding stock. As of the Record Date, including shares of Common Stock owned by KCP II or KCC II, our directors and executive officers beneficially owned a total of [5,195,081] shares of our Common Stock, or [71.3]% of the outstanding shares. Additionally, as of the Record Date, Lionheart Group Inc. (“Lionheart”) beneficially owned 965,319 shares of our Common Stock, or [13.7]% of the outstanding shares. See also the information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement. During the fiscal year ended June 30, 2005, our Common Stock traded infrequently, with an average daily trading volume as reported by the OTC Bulletin Board of approximately 1,900 shares per day. Additionally, during the fiscal year ended June 30, 2005, our Common Stock did not trade on 68% of the total trading days. Because the stock has been very thinly traded, entering into a large purchase or sale, to the extent possible, would risk a significant impact on the market price of our Common Stock. The Board believes that it is unlikely that our market capitalization and trading liquidity will increase significantly in the foreseeable future.
      Our status as a public company has not only failed to benefit our stockholders materially, but also, in the Board’s view, places an unnecessary financial burden on us. That burden has only risen in recent years since the enactment of the Sarbanes-Oxley Act. As a public company, we incur direct costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies. To comply with the public company requirements, we incur approximately $250,000 annually before taxes and related expenses as set forth below. By going private, we also will not be required to be in compliance with Section 404 of the Sarbanes-Oxley Act by the end of the fiscal year ending June 30, 2007, which we estimate would otherwise cost approximately an additional $790,000 over the next eighteen to twenty-four months based on the publicly available data as to the costs of initial compliance by public companies similarly situated to PVC in terms of revenues and number of staff.
Estimated Future Annual Savings to be Realized if the Company Goes Private

Incremental Audit Fees	$70,000
SEC Filings	30,000
Stockholder Communications	15,000
Legal Fees	75,000
Transfer Agent Fees	10,000
Accounting Personnel	50,000

Total	$250,000
      The amount of savings set forth above are only estimates. The actual savings that we may realize may be higher or lower than the estimates set forth above. In light of our current size, opportunities and resources, the Board does not believe that the costs of remaining a public company are justified. Therefore, the Board believes that it is in our best interest and the best interest of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public company.
      The substantial costs and burdens imposed on us as a result of being a public company are likely to increase significantly as a result of the passage of the Sarbanes-Oxley Act and the implementation of the regulatory reforms adopted by the SEC. The amount of time expended by Company management on the preparation and review of our public filings will likely continue to increase as our Chief Executive Officer and Chief Financial Officer take actions necessary to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. We also anticipate that the costs and expenses to comply with Section 404 of the Sarbanes-Oxley Act relating to internal control over financial reporting by the end of the fiscal year ending June 30, 2007 will be approximately $790,000. Since we have relatively few executive personnel, the relative costs and impact on resources of these and other requirements are substantial.
      It is anticipated that we will also save considerable time by no longer having to comply with the federal securities laws. We incur significant indirect costs as a result of, among other things, management’s time expended in preparing and reviewing periodic reports and other documents filed with the SEC under the Exchange Act. It is estimated that management will probably save approximately 100-150 man-hours per year by not having to file reports and other documents under the Exchange Act.
      See also the information under the caption “Special Factors — Strategic Alternatives Considered” in this Information Statement for an additional description of the reasons why our Board approved the Reverse Stock Split instead of another alternative transaction structure.
      The Reverse Stock Split is expected to relieve us of the administrative burden, cost and other disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws by deregistering our Common Stock. Additionally, the Reverse Stock Split will provide small stockholders a beneficial mechanism to liquidate their entire equity interest at a fair price for their shares without having to pay brokerage commissions and other costs, particularly in light of the limited liquidity available to holders of our Common Stock in the open market.
      We presently have approximately 379 record holders of our Common Stock, including registered holders and holders in street name, of which approximately 360 stockholders each own fewer than 2,000 shares. In the aggregate, the shares held by these small holders comprise approximately 1.4% of our outstanding shares of Common Stock. The cost of administering each stockholder’s account and the amount of time spent by our management in responding to stockholder requests is the same regardless of the number of shares held in the account. Accordingly, our burden of maintaining many small accounts is disproportionately high when compared to the number of shares involved. Unlike many larger publicly-traded companies, we do not have employees assigned to managing investor relations. Instead, our executive officers respond directly to stockholder requests, and time spent fulfilling these duties limits the time that such officers are able to allocate to other aspects of our management. The administrative burden and cost to us of maintaining records in respect of these numerous small accounts and the associated cost of preparing, printing and mailing information to them is, in the Board’s view, excessive given our limited size and the nature of our operations. These expenditures result in no material benefit to us. The Reverse Stock Split will enable us to eliminate much of these costs.
      When the Reverse Stock Split is consummated, holders of Common Stock owning fewer than 2,000 shares will no longer have any equity interest in the Company and will not participate in our future earnings or any increases in the value of our assets or operations. See also the information under the caption “Fairness of the Reverse Stock Split to Stockholders” in this Information Statement.
      The Reverse Stock Split will (i) cause us to cash out all shares held by any stockholder holding fewer than 2,000 shares of Common Stock, (ii) cause us to cash out a small number of shares held by any stockholder holding more than 2,000 shares of Common Stock (so long as the number of such shares is not a multiple of 2,000), and (iii) change the percentage of Common Stock held by each remaining stockholder. However, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed effective date of the Reverse Stock Split if it determines that abandoning the Reverse Stock Split is in our best interest and the best interest of our stockholders.
Potential Disadvantages of the Reverse Stock Split
      While we believe that the Reverse Stock Split will result in the benefits described, several disadvantages should also be noted. Our working capital and assets will be decreased to fund the purchase of fractional shares and the costs of the Reverse Stock Split. The ownership interest of stockholders holding less than 2,000 shares will be terminated, and such stockholders will not participate in any future growth of the Company. Additionally, some stockholders will be forced to relinquish their shares in the Company upon the effective date of the Reverse Stock Split, rather than choosing on their own the time and price for disposing of their holdings of Common Stock in the Company. In addition, we will become a private company, and continuing stockholders will not have the opportunity for a public market for our securities unless the Company re-registers under the Exchange Act in the future, which is not currently anticipated. After the Reverse Stock Split, we will terminate the registration of our Common Stock under the Exchange Act and we will no longer be subject to the reporting requirements under the Exchange Act. As a result of the termination of the Company’s reporting obligations under the Exchange Act:

•	we will not have the ability to raise capital in the public securities markets;

•	we will be less likely to use shares of our Common Stock to acquire other companies;

•	we may have less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend not to be as attractive in a privately-held company;

•	less information will be required to be furnished to remaining stockholders or to be made publicly available by the Company;

•	remaining stockholders may experience reduced liquidity for their shares of Common Stock;

•	various provisions of the Exchange Act, such as periodic operating statements and proxy or information statement disclosure in connection with stockholder meetings, will no longer apply to the Company; and

•	the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16, will no longer apply to our executive officers, directors and 10% stockholders of the Company.
      We would no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act. Therefore, our Chief Executive Officer and Chief Financial Officer would no longer be required to certify as to the accuracy of our financial statements. Furthermore, stockholders of the Company receiving cash as a result of the Reverse Stock Split will be subject to federal income taxes as if they had sold their shares. As a result, stockholders may be required to pay taxes on their respective shares of Common Stock that are converted into the right to receive cash from the Company. See the information under the caption “Effects of the Reverse Stock Split — Material Federal Income Tax Consequences of the Reverse Stock Split” in this Information Statement.
      The Board believed that the benefits of the Reverse Stock Split outweighed the disadvantages.
Strategic Alternatives Considered
      In making the determination to proceed with the Reverse Stock Split, the Board evaluated a number of other strategic alternatives to accomplish the reduction in the number of record holders of the Common Stock to fewer than 300. As discussed below, the Board ultimately rejected the alternatives to the Reverse Stock Split because the Board believed that the Reverse Stock Split would be the simplest and most cost-effective approach without treating stockholders disparately. These alternatives were:

•	Self-tender offer. The Board considered a cash self-tender offer by which we would offer to repurchase shares of our outstanding Common Stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to permit us to reduce the number of record stockholders below 300 and to terminate our public reporting requirements. The Board believed it unlikely that many holders of small numbers of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be similar to or greater than the costs of the Reverse Stock Split transaction, and there could be no certainty that a sufficient number of shares would be tendered.

•	Purchase of shares in the open market. The Board also considered purchasing our shares in the open market in order to reduce the number of our record stockholders to fewer than 300. However, given the low daily trading volume of our Common Stock, there was no assurance that purchasing stock in isolated transactions would reduce the number of stockholders sufficiently to permit us to terminate our public reporting requirements under the Exchange Act and deregister within a reasonable period of time, particularly because we would be unable to ensure that the open market purchases only be from record holders selling all of their shares.

•	Reverse stock split with a forward stock split. The Board also considered a reverse stock split immediately followed by a forward stock split. This alternative would accomplish the objective of reducing the number of record holders below the 300 threshold, assuming approval of the reverse stock split by our stockholders. In a reverse stock split with a subsequent forward stock split, only those stockholders whose shares are converted to less than one whole share after the reverse stock split would have their fractional interests cashed-out, and all fractional interests held by stockholders holding more than one whole share after the reverse stock split would be reconverted to whole shares in the forward stock split. This alternative would have a lower cost than conducting a reverse stock split without a forward stock split. However, the Board rejected this alternative because it resulted in treating stockholders who own at least 2,000 shares of Common Stock differently, including a substantial number of affiliated stockholders.

•	Selling the Company. The Board considered a sale of the Company. In May 2003, the Board engaged an investment banking firm in an effort to explore a sale of the Company. Preliminary negotiations and due diligence were conducted with several parties; however, no firm offers were received, and, as a result, the Company terminated this process in December 2003. Accordingly, given the limited interest in purchasing the Company, the Board determined that a sale was not practical or in the best interest of our stockholders at this time.

Conditions to the Completion of the Reverse Stock Split
      The Reverse Stock Split will not be effected unless and until our stockholders approve the Reverse Stock Split and the Board of Directors determines that:

•	we have available funds necessary to pay for the fractional shares resulting from the Reverse Stock Split, including the ability to borrow funds under our revolving credit facility;

•	we have sufficient cash reserves to continue to operate our business;

•	no event has occurred or is likely to arise that might have a materially adverse effect on the Company; and

•	the transaction will reduce the number of stockholders below 300.
      In addition, the Board may decide to abandon the Reverse Stock Split (even after stockholder approval) at any time prior to its consummation if the Board believes that such action would be in our best interest and the best interest of our stockholders. Assuming that these conditions are satisfied, the Company, as promptly as reasonably practicable, will file the Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware and thereby effect the Reverse Stock Split. In that case, the approximate date for effectuating the transaction will be [                    ], 2005. If we do not effect the Reverse Stock Split, we will continue as a publicly-traded company with our Common Stock registered under the Exchange Act, and our Common Stock will continue to be traded on the OTC Bulletin Board.

BACKGROUND OF THE REVERSE STOCK SPLIT
      At the regular meetings of the Board of Directors held during 2004, the Board discussed generally the benefits and costs associated with the Company’s status as a publicly-traded company. In the course of informal discussions, in December 2004, the Board asked management to research the possibility of going private and present its findings to the Board, including the preparation of an internal valuation analysis of the fair value of the Company’s Common Stock. The Board’s interest in a going-private transaction at that time was the result of continuing discussions at Board meetings regarding the lack of liquidity in the Company’s Common Stock, the high costs of maintaining the Company as a publicly-traded company and the limited benefits the Company received from being public, especially in light of the substantial new internal and external accounting requirements and procedures imposed by the Sarbanes-Oxley Act.
      During the period from December 2004 through February 2005, management consulted with Jones Day, its outside legal counsel, to explore possible alternatives for going private, including a self-tender offer, a reverse stock split and a sale of the company. Additionally, the Company’s legal counsel advised the Board on procedural considerations for effecting a going-private transaction, including the Board’s fiduciary duties to all stockholders. The Company’s legal counsel recommended that, given that the Board of Directors was comprised of individuals that were either affiliated or had relationships with KCP II and KCC II or their affiliates or were current or former employees of the Company, the Board add one or more members that would be considered “independent” and that the Board form a committee comprised solely of such independent members to consider any going-private transaction.
      During January and February 2005, the Board and management engaged in a search for an independent director. As a result of the search, the Board identified Matthew Sheppard as a candidate for the Board. At a Board meeting on February 24, 2005, with all directors being present, after discussion of Mr. Sheppard’s business experience and his direct and indirect beneficial ownership of approximately 17% of the outstanding equity of an entity that owns Lionheart Group Inc., a minority stockholder of the Company, Mr. Sheppard was unanimously appointed to the Board of Directors. To assist the Board in its determination regarding the reverse stock split, the Board formed a special committee comprised of Mr. Sheppard to consider and evaluate the reverse stock split, with the authority to retain its own legal counsel and other advisors, financial or otherwise, as it deemed necessary. The Special Committee subsequently engaged McDermott Will & Emery LLP as its independent counsel.
      Also at the February 24 Board meeting, the Company’s Chief Financial Officer discussed potential audit fees and fees for compliance with Section 404 under the Sarbanes-Oxley Act that the Company could avoid by going private. The Board explored in detail the advantages and disadvantages of going private and the alternative methods for going private. After extensive discussions, the Board made a preliminary determination that, if the Company were to engage in a going-private transaction, a reverse stock split would be the best transaction structure to achieve, in the most cost-effective manner, the Company’s goal, provided that it was effected at a price and on terms fair to all stockholders.
      On April 27, 2005, the Company’s Chief Executive Officer presented a report to the Board regarding the estimated costs and benefits of proceeding with a reverse stock split. The report provided in detail how the Sarbanes-Oxley Act had increased substantially the cost of remaining a publicly-traded company and would further increase the cost in the near future. The report contained the recommendation that, given the costs imposed by the Sarbanes-Oxley Act, the Company pursue a going-private transaction by means of a reverse stock split. Management’s view was that these costs outweighed any benefits the Company or its stockholders receive from its status as a public company, and that the Company should effect a going-private transaction. Management also reported to the Board that its internal valuation analysis indicated that the fair value of the Company’s Common Stock was $2.01 per share and recommended the Company pursue a 1-for-2,700 reverse split using this valuation.
      At a Board meeting on May 18, 2005, with all directors being present, at the request of Mr. Sheppard, the members of the Board once again engaged in discussions regarding the various alternatives available to the Company to achieve its goal of going private, including a self-tender offer and a reverse stock split. After extensive discussions, the Board determined that a reverse stock split would be the best transaction structure to effect the going-private transaction.
      After considering a number of investment banking firms, on June 20, 2005, the Special Committee engaged Lincoln Partners as its independent financial advisor to provide an opinion as to whether the cash consideration to be received in a reverse stock split is fair to the Company’s stockholders from a financial point of view.
      After engagement, the Special Committee and McDermott Will & Emery had a number of discussions with Lincoln Partners regarding the scope of Lincoln Partners’ work, the assumptions being used by Lincoln Partners and the preliminary results of Lincoln Partners’ analysis.
      On July 11, 2005, Lincoln Partners made a presentation to the Special Committee outlining its analysis, which included a range of value for the Common Stock of between $1.98 and $2.39 per share.
      At a Board meeting on July 18, 2005, with all directors present except for Michael Lynch and Michael Sherwin, the Company’s Chief Executive Officer and Chief Financial Officer described for the Board the methodology used by management in its internal valuation analysis of the fair value of the Company’s Common Stock. Management explained that it used the weighted average from a discounted cash flow analysis and a leverage buyout analysis in determining that the fair value of the Company’s Common stock was $2.01 per share. Management then discussed with the Board the differences between its internal valuation analysis and the valuation being performed by Lincoln Partners.
      Prior to the July 18 meeting, the Special Committee had distributed a copy of the Lincoln Partners’ presentation to all members of the Board. Representatives from Lincoln Partners then joined the meeting and reviewed the presentation, which outlined its valuation of the Company’s Common Stock. Lincoln Partners reported to the Board that, using a comparable public company analysis, a comparable transaction analysis and a discounted cash flow analysis, its valuation of the Company’s Common Stock was $1.98 to $2.39 per share.
      After representatives from Lincoln Partners left the meeting, the Chief Executive Officer and Chief Financial Officer of the Company discussed with the Board the costs of a reverse stock split at differing split levels. Management and the Board then engaged in extensive discussions regarding both the internal valuation and Lincoln Partners’ valuation of the Company’s Common Stock, as well as the appropriate level at which to effect a reverse stock split. The Special Committee requested that the Board approve a transaction with per share cash consideration at the high end of the range reported by Lincoln Partners rather than the $2.01 per share consideration originally proposed by management. It was agreed that management would prepare an analysis of the cost of completing a reverse stock split using various levels of cash consideration and different split levels. The Board agreed to re-convene at a later time to allow the Board to review this analysis and the Lincoln Partners’ presentation.
      At a Board Meeting on July 20, 2005, with all directors present except for Messrs. Lynch and Sherwin, the Chief Executive Officer and Chief Financial Officer of the Company presented to the Board updated estimates of the costs of a reverse stock split at differing cash consideration and split levels and recommended that the Company effect a 1-for-2,000 reverse stock split pursuant to which stockholders would receive between $2.30 and $2.35 in lieu of fractional shares. The Board then engaged in extensive discussions regarding the fair market value of the Company’s Common Stock as well as the appropriate level at which to effect a reverse stock split to ensure that the number of record holders of the Company’s Common Stock would stay below 300 in the future. The Board also discussed the treatment of option holders under the Company’s equity compensation plan.
      After further discussion, the Special Committee recommended that the cash consideration be increased to $2.39 per pre-split share. The Board agreed with this recommendation, and it was agreed that the Company would use a 1-for-2,000 ratio for a reverse stock split.

      After the July 20 meeting, the Chief Executive Officer of the Company, who is also a member of the Board, held telephonic discussions with Messrs. Lynch and Sherwin, reviewing extensively the fair value of the Company’s Common Stock and the appropriate level at which to effect a reverse stock split.
      Lincoln Partners provided its opinion to the Special Committee on July 21, 2005, to the effect that, as of the date of the opinion and subject to the various assumptions and limitations set forth in its written opinion delivered to the Special Committee, the cash consideration of $2.39 was fair, from a financial point of view, to those stockholders of the Company receiving such consideration in lieu of fractional shares, including unaffiliated stockholders. The full text of the Lincoln Partners’ opinion is attached to this Information Statement as Annex B.
      After considering the Special Committee’s recommendation and the opinion of Lincoln Partners, by means of a unanimous written consent effective as of July 21, 2005, the Board unanimously approved and declared advisable the Reverse Stock Split to be effected by means of an amendment to the Company’s Certificate of Incorporation pursuant to which each 2,000 shares of the Company’s Common Stock will be combined into one share of Common Stock and stockholders of the Company will receive $2.39 per pre-split share in lieu of fractional shares. The Board determined that the Reverse Stock Split was fair to and in the best interest of the Company and its stockholders, and it recommended that the stockholders of the Company approve the amendment to the Company’s Certificate of Incorporation to effect the Reverse Stock Split.
FAIRNESS OF THE REVERSE STOCK SPLIT TO STOCKHOLDERS
      The Board of Directors of the Company has unanimously approved the Reverse Stock Split and has declared it advisable, in the best interest of, and substantively and procedurally fair to, the Company’s unaffiliated stockholders. In evaluating the fairness of the Reverse Stock Split transaction, the Board relied on its knowledge of the business, financial condition and prospects of the Company, the advice of the Special Committee and its financial advisors and legal counsel and the factors discussed below. The discussion of the information and factors considered by the Board is not intended to be exhaustive, but is believed to include all material factors considered by the Board. Based upon the analysis set forth herein and below, the Board determined that the Reverse Stock Split was substantively and procedurally fair to the Company’s unaffiliated stockholders.
Substantive Fairness to All Stockholders
      Historical and Current Market Price. Although the Board considered the historical and current market price of the Company’s Common Stock, the Board was of the opinion that due to the low trading volume and the price volatility occurring from nominal trading volume, the historic trading price of the Common Stock was not as accurate an indicator of the value of the Common Stock as certain of the other factors described in this Information Statement, and therefore less emphasis was placed on this factor than some of the other factors described below and in Lincoln Partners’ opinion and presentation.
      The Board did, however, review the high and low sales prices for the Common Stock from July 1, 2004, to July 20, 2005, which ranged from $1.50 to $2.25 per share. The Board noted that the $2.25 per share high sales prices reached on a few occasions were based on extremely low volumes of shares and therefore did not necessarily provide an accurate indication of the fair value of the Company’s Common Stock. You should read the discussion under the caption “Trading Market and Price of our Common Stock and Dividend Policy” in this Information Statement for more information about our stock price. The last sales price of our Common Stock on September 15, 2005, the last trading day before we announced the proposed Reverse Stock Split, was $1.20 per share.
      The Board noted that, as a positive factor, the cash payment of $2.39 per share payable to stockholders in lieu of fractional shares represented a premium of approximately 46.6% and 31.3% over the average closing sales price of our Common Stock for the 30-calendar day and 60-calendar day periods, respectively, immediately prior to July 20, 2005. In addition to stockholders receiving a premium to the trading price of our

Common Stock on any shares redeemed as a result of the Reverse Stock Split, such stockholders will achieve liquidity without incurring brokerage costs.
      Net Book Value. Neither the Board nor Lincoln Partners relied upon the Company’s net book value in their analysis of the Reverse Stock Split since neither believed it was an accurate indicator of the value of the Common Stock. As of June 30, 2004, the Company had a net book value of $2.69 per share. As of March 31, 2005, giving effect to a goodwill impairment charge of approximately $3.3 million taken by the Company in the quarter ending December 31, 2004, the Company had a net book value of $1.85 per share.
      Liquidation Value. Based on its knowledge of the Company and the Company’s intention to continue to operate, the Board did not review the Company’s liquidation value when determining the cash consideration to be paid to holders of Common Stock in the Reverse Stock Split.
      Purchase Prices Paid in Recent Repurchases of Common Stock. During the past two years, we have not repurchased our Common Stock through open market purchases.
      No Firm Offers to Acquire Control of the Company. We have not received, during the past two years, any firm offers for the merger or consolidation of the Company with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by another person that would involve a change in control of the Company. In May 2003, the Board engaged an investment banking firm in an effort to explore a sale of the Company. Preliminary negotiations and due diligence were conducted with several parties; however, no firm offers were received, and, as a result, the Company terminated this process in December 2003.
      Presentation of the Special Committee’s Financial Advisor. The Board also considered the various financial information, valuation analyses and other factors set forth in the written presentation delivered to the Board at the meeting of the Board on July 18, 2005.
      Recommendation of the Special Committee. The Board formed a special advisory committee to assist the Board in its evaluation of the Reverse Stock Split. The Special Committee is composed of Matthew Sheppard, who is not an officer or employee of the Company and is not affiliated with KCP II or KCC II. The Board considered the recommendation of the Special Committee presented at the July 20, 2005 Board meeting that the cash consideration to be received by stockholders in lieu of fractional shares be $2.39 per pre-split share.
      Opinion of Lincoln Partners. The Board also relied on the fact that Lincoln Partners was providing an opinion, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $2.39 per share cash consideration to be received by the holders of Common Stock is fair, from a financial point of view, to our stockholders. For more information about the opinion you should read the discussion below under the caption “Fairness of the Cash Consideration Payable for Fractional Shares — Opinion of Lincoln Partners” in this Information Statement and a copy of the opinion of Lincoln Partners attached as Annex B to this Information Statement. Accordingly, the Board believes the opinion of Lincoln Partners supports its determination that the payment to stockholders of $2.39 per pre-split share as part of the transaction is fair to all of the stockholders.
      Limited Liquidity for the Common Stock. The Board recognized the lack of an active trading market and the very limited liquidity of our Common Stock. The Board considered the effects of this factor on both the stockholders who own less than 2,000 shares of Common Stock and will cease to be stockholders and those stockholders who will remain after the transaction. With respect to the stockholders who will cease to be stockholders, including the unaffiliated stockholders, the Board recognized that the Reverse Stock Split presents such stockholders an opportunity to liquidate their holdings at a price that represented a premium to the pre-announcement market value, without incurring brokerage commissions and other costs. With respect to the stockholders who will remain after the transaction, including the unaffiliated stockholders who will retain an equity interest in the Company, the Board noted that the effect of this transaction on their liquidity is mitigated by the limited liquidity they currently experience.

      Future Cost Savings. The Board considered that both affiliated and unaffiliated stockholders remaining after the transaction will benefit from the reduction of direct and indirect costs borne by the Company to maintain its status as an publicly-traded company. Such a reduction will include, but not be limited to, the elimination of increased costs to comply with the additional requirements imposed by the Sarbanes-Oxley Act and related regulations. Any detriment associated with the reduction in public information available regarding the Company’s business, financial conditions and results of operations will be offset by the savings in costs and management time expected to result from termination of the Company’s registration and periodic reporting obligations with the SEC. For a full discussion of the cost savings, see the information under the caption “Special Factors — Estimated Future Annual Savings to be Realized if the Company Goes Private” in this Information Statement.
      Stockholder Rights. The Board recognized that the Reverse Stock Split will not materially change the rights, preferences or limitations of those stockholders who will retain an interest in the Company subsequent to the consummation of the Reverse Stock Split.
Procedural Fairness to All Stockholders
      The Board determined that the Reverse Stock Split is procedurally fair to all stockholders of the Company. In particular, the Board determined that the appointment of a Special Committee and that the Special Committee’s receipt of a fairness opinion from Lincoln Partners protected the interests of all of our stockholders, including unaffiliated stockholders. Lincoln Partners conducted an independent valuation of the Company and determined that the price of $2.39 per share to be paid to holders of Common Stock in lieu of fractional shares was fair to all such holders from a financial point of view. Also, the Reverse Stock Split is being effected in accordance with the applicable requirements under Delaware law.
      The Board also considered obtaining approval of a majority of the unaffiliated stockholders and determined that doing so would not be necessary for the reasons discussed under the caption “Description of the Reverse Stock Split — Vote Required.” Further, the Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders. Retaining an unaffiliated representative on behalf of the unaffiliated stockholders would be an added expense of the Reverse Stock Split and would not affect the outcome of the transaction because a majority vote of the unaffiliated stockholders is not required under applicable law.
      The Board did not grant unaffiliated stockholders access to our corporate files, except as provided under the General Corporation Law of the State of Delaware, nor did it extend the right to retain counsel or appraisal services at our expense. With respect to unaffiliated stockholders’ access to our corporate files, the Board determined that this Information Statement, together with our other filings with the SEC, provides adequate information for unaffiliated stockholders. The Board also considered the fact that under the General Corporation Law of the State of Delaware and subject to specified conditions set forth under Delaware law, stockholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the Board also took into account factors such as our size and financial capacity and the costs of such procedures.
      The Board determined that the process leading up to the approval of the Reverse Stock Split was procedurally fair to the stockholders because of the safeguards that the Board put into place, namely, the appointment of the Special Committee and the Special Committee’s engagement of Lincoln Partners to render an opinion as to the fairness, from a financial point of view, of the cash consideration to be paid to holders of our Common Stock in the Reverse Stock Split. See also the information under the captions “Fairness of the Reverse Stock Split to Stockholders — Fairness of the Cash Consideration Payable for Fractional Shares — Opinion of Lincoln Partners” and “Background of the Reverse Stock Split” in this Information Statement. In addition, stockholders may be in a position to control whether or not they remain stockholders after the Reverse Stock Split by acquiring sufficient additional shares so that they hold at least 2,000 shares immediately prior to the Reverse Stock Split or selling or transferring sufficient shares so that they hold fewer than 2,000 shares immediately prior to the Reverse Stock Split.

Fairness of the Cash Consideration Payable for Fractional Shares — Opinion of Lincoln Partners
      Pursuant to a letter agreement effective June 20, 2005, the Special Committee engaged Lincoln Partners to advise the Special Committee as to the fair value per pre-split share of the Company’s Common Stock and deliver an opinion to the Special Committee as to whether the cash consideration to be received in the Reverse Stock Split is fair, from a financial point of view, to the stockholders of the Company. Lincoln Partners focuses on providing merger and acquisition, private capital raising and financial advisory services to middle market companies with a focus on selected industries, including plastic product manufacturers and packaging companies. In this capacity, Lincoln Partners is continually engaged in valuing businesses similar to the Company. The Special Committee selected Lincoln Partners to serve as its financial advisor after considering a number of other investment banking firms because of Lincoln Partners’ expertise, industry experience, reasonable fees and willingness to perform the work in a short time frame. The methods used by Lincoln Partners in evaluating and analyzing the proposed Reverse Stock Split are discussed in detail below.
      At the meeting of the Special Committee on July 11, 2005, Lincoln Partners made a presentation to the Special Committee which indicated that in Lincoln Partners’ opinion the Common Stock had a value in the range of $1.98 to $2.39 per share. Subsequently, on July 21, 2005, Lincoln Partners rendered its opinion that, as of July 21, 2005, based upon and subject to the various factors and assumptions described in the Lincoln Partners opinion, the per share cash consideration of $2.39 to be received by the Company’s stockholders after giving effect to the Reverse Stock Split is fair, from a financial point of view, to the Company’s stockholders.
      While Lincoln Partners rendered its opinion and provided certain financial analyses to the Special Committee, its opinion was only one of many factors taken into consideration by the Special Committee in making its recommendation to the Board. Lincoln Partners did not recommend the amount of consideration that should be paid pursuant to the proposed Reverse Stock Split or other terms thereof. The Board determined the amount of consideration to be paid in connection with the Reverse Stock Split based on the recommendation of the Special Committee and the other factors described in this Information Statement.
      Lincoln Partners’ opinion, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Information Statement. Lincoln Partners’ opinion was intended for the use and benefit of the Special Committee, does not address the underlying merits of the decision by the Board to engage in the Reverse Stock Split and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the Reverse Stock Split or any related matter. Lincoln Partners’ opinion addresses only the fairness of the cash consideration paid to the Company’s stockholders in lieu of fractional shares from a financial point of view to the Company’s stockholders, as of the date of the opinion. Lincoln Partners’ opinion speaks only as of June 30, 2005. The summary of Lincoln Partners’ opinion is set forth below and is qualified by reference to the full text of the opinion attached as Annex B to this Information Statement. Each stockholder is urged to read Lincoln Partners’ opinion in its entirety.
      In connection with its opinion, Lincoln Partners’ analysis was based on:

•	The Company’s Form 10-K for the fiscal years ended June 30, 2003 and 2004.

•	The Company’s Form 10-Q for the quarterly periods ended March 31, 2004 and 2005.

•	The Company’s Form 8-K filed with the SEC on June 6, 2005 containing pro forma financial statements that give pro forma effect to the sale of substantially all of the assets of Novatec Plastics Corporation.

•	Interviews with the Company’s management, including the Company’s Chief Executive Officer, Chief Financial Officer and Vice President of Finance, regarding the Company’s business strategy, historical financial performance, future prospects and competitive position, as well as industry trends.

•	A schedule prepared by the Company’s management detailing pro forma adjustments to historical EBITDA for non-recurring, one-time expenses.

•	Internal income statements for the twenty-three months beginning July 1, 2003 and ended May 31, 2005, which presented monthly EBITDA on an adjusted basis.

•	Financial projections prepared by the Company’s management for the years ended June 30, 2005 through 2010. During Lincoln Partners’ analysis period, management requested the forecast be changed to reflect the outcome of the Company’s budgeting process for the fiscal year ending June 30, 2006. Lincoln Partners used management’s guidance to formulate modified financial projections that were used as part of the valuation. These projections were reviewed and approved by management.

•	A tour of the Company’s manufacturing facility in Paris, Illinois.

•	A schedule detailing options outstanding under the Company’s equity compensation option plan.

•	Key operating data and productivity reports tracked by the manufacturing facilities.

•	A confidential information memorandum prepared in August of 2003 by a nationally recognized investment banking firm in connection with a contemplated sale of the Company, which process was subsequently terminated.

•	A December 8, 2003 presentation prepared by the same investment banking firm made to the Company’s management regarding the outcome of the Company’s sale process.

•	An analysis of public information with respect to certain other companies in lines of businesses Lincoln Partners believed to be comparable to the Company’s, in whole or in part. This included an examination of current public market prices and resulting valuation statistics, and a review of change-of-control transactions for companies deemed comparable to the Company.

•	A review of existing and historical market prices of the Company’s Common Stock.

•	A review of certain other publicly available information that Lincoln Partners deemed relevant, including economic, industry and investment information.
      In rendering its opinion, Lincoln Partners relied upon and assumed the accuracy and completeness of the financial information considered in its review, whether from public or private sources (including the Company), and did not assume responsibility for independent verification of such information. Lincoln Partners’ opinion assumes that information and representations made by management regarding the Company are accurate in all material respects and that forecasts and projections furnished by the Company have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial condition and operating results of the Company. Lincoln Partners did not make or obtain an independent valuation or appraisal of any of the assets, liabilities or solvency of the Company. Lincoln Partners’ opinion is necessarily based upon current general economic, financial, market and other conditions as of June 30, 2005 and must be considered in that context.
      The following is a summary of the financial analysis performed by Lincoln Partners in preparing its opinion:
      Comparable Public Company Analysis. Lincoln Partners performed an analysis in which the financial performance and market valuation of publicly-traded companies comparable to the Company were analyzed and used to derive valuation metrics applicable to the Company’s historical financial performance. The comparable companies selected by Lincoln Partners were Amcor Ltd., Ball Corporation, Constar International, Inc., Owens-Illinois, Inc., and Silgan Holding, Inc.
      The operating results, enterprise values and the corresponding derived multiples for the comparable companies were based on each public company’s most recent publicly disclosed financial information and closing share prices as of June 30, 2005. Among the information Lincoln Partners considered relevant in establishing valuation parameters were sales and EBITDA.
      In selecting its comparable public companies, Lincoln Partners reviewed publicly-available information to identify plastic packaging manufacturers with operations in North America, and discussed with management key competitors. With the Company’s primary competition coming from smaller, private companies, there were no directly comparable public companies in terms of product mix, size and geographic coverage. In the absence of directly comparable companies, Lincoln Partners selected a peer group of similar publicly-

traded packaging companies with a significant portion of their business dedicated to plastic packaging and with an important presence in the U.S. market. Accordingly, any analysis of the selected comparable publicly-traded companies necessarily involved complex considerations and judgments concerning the differences in the businesses, operations, financial conditions and future prospects that would necessarily affect the analysis of trading multiples of the selected comparable publicly-traded companies.
      The Lincoln Partners analysis is summarized below:

Lowest EBITDA Multiple	6.4	x
Adjusted Average EBITDA Multiple	7.2	x
Median EBITDA Multiple	7.1	x
      In its analysis, Lincoln Partners considered certain characteristics of each comparable company including size, historical and current profitability levels, product diversification, capital investments, among others, and compared these factors to the Company. Typically, enterprise values and valuation multiples are highly correlated to a company’s growth prospects and operating performance. High growth rates and healthy margins are generally rewarded with higher EBITDA multiples.
      All of the sample companies selected as part of our peer group were significantly larger than the Company, manufactured and sold a wider range of products, and demonstrated higher historical revenue growth rates and/or profitability levels compared to the Company. Based on this analysis, Lincoln Partners believed that the Company should be valued using an EBITDA multiplier lower than the lowest data point. The low-to-average enterprise value to EBITDA multiple range was 6.4x to 7.2x. Due to the Company’s challenging operating history, substantially smaller size, lower profitability margins and a significant amount of pro forma EBITDA adjustments, Lincoln Partners believes the Company should be valued at a discount to the low-to-average range EBITDA. As such, Lincoln Partners established a valuation range of 6.0x to 7.0x EBITDA.
      Lincoln Partners applied the valuation multiples to the Company’s corresponding last twelve months’ EBITDA results and calculated a valuation range on a per share basis of $2.10 to $2.99. In arriving at these share prices, Lincoln Partners used the Company’s adjusted trailing twelve month EBITDA of $6.4 million as of May 31, 2005, a net debt figure of $27.6 million as of June 30, 2005, an estimated net cash value of assets held for sale of $3.1 million, and anticipated tax benefits from a net operating loss carryforward and net operating loss carryback valued at $1.0 million.
      Comparable Transaction Analysis. Lincoln Partners performed an analysis of selected business combinations in the plastics packaging industry based on publicly available information. In total, Lincoln Partners examined seven transactions that were chosen based on Lincoln Partners’ judgment that the acquired companies were generally comparable, in whole or in part, to the Company. The seven transactions examined were as follows (acquirer/ acquired):

Acquirer	Target

Berry Plastics Corporation	Kerr Group, Inc.
BWAY	NAMPAC
Berry Plastics Corporation	Landis Plastics, Inc.
Amcor Ltd.	Alcoa’s Latin American PET division
Amcor Ltd.	Schmalbach-Lubeca AG’s plastic business
Amcor Ltd.	PET Pak’s Consumer Packaging division
Amcor Ltd.	CNC Containers
      Lincoln Partners considered the total enterprise values paid for the acquired companies compared to the last twelve months’ EBITDA preceding the transaction, based on publicly available information closest to the closing date. Furthermore, the selected transactions involved five acquired companies which were significantly larger than the Company. Lincoln Partners’ research showed that larger companies command a premium multiple over smaller companies. Consequently, Lincoln Partners adjusted each transaction by an appropriate discount for size. A summary of Lincoln Partners’ analysis is provided below:

Adjusted Average EBITDA Multiple	6.0	x
Adjusted Median EBITDA Multiple	6.5	x
      Lincoln Partners applied the average to median EBITDA valuation multiples of 6.0x to 6.5x to the Company’s corresponding May 31, 2005 last twelve months’ EBITDA results and calculated a valuation range on a per share basis of $2.10 to $2.53. In arriving at these share prices, Lincoln Partners used the same calculation as the Comparable Companies Analysis to factor debt levels, assets held for sale and tax benefits available to stockholders.
      Discounted Cash Flow Analysis. Lincoln Partners performed a discounted cash flow analysis of the Company’s projected future cash flows for the period commencing July 1, 2006 and ending June 30, 2010. Management’s internally prepared projections were used as a starting point for the analysis and were modified to reflect changes which arose from the Company’s budgeting process currently underway for the fiscal year ending June 30, 2006. Based on these assumptions, EBITDA is forecast to reach $9.4 million for the fiscal year 2006, or 10.4% of total revenues. Moderate improvements in profitability margins are expected in future years, resulting in an EBITDA margin of 10.8% by 2010. As part of its analysis, Lincoln Partners also assumed, among other things, a range of discount rates of 11.0% to 13.0% and applied a 2.0% to 3.0% perpetuity growth rate to estimate the residual value of the Company at the end of the forecast period. The discounted cash flow analysis conducted by Lincoln Partners produced a share price range of $1.97 to $2.38, including adjustments for assets held for sale and expected tax benefits.
      General. The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances of a transaction. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but rather requires Lincoln Partners to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Lincoln Partners did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the transaction. Rather, in reaching its conclusion, Lincoln Partners considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Lincoln Partners did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors considered by it, Lincoln Partners believes that its analyses must be considered as a whole and that selecting portions of its analysis and factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the analyses, as a comparison, is directly comparable to the Company or the proposed Reverse Stock Split. In performing its analyses, Lincoln Partners made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Lincoln Partners are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.
      As compensation for its services, the Company will pay Lincoln Partners $82,500 for the delivery of the fairness opinion. No portion of Lincoln Partners’ fee was contingent upon the consummation of the transaction or the conclusion reached in the fairness opinion. In addition, the Company agreed to reimburse Lincoln Partners for all of its out-of-pocket expenses reasonably incurred in connection with its services to the Special Committee under the letter agreement. The Company also agreed to indemnify Lincoln Partners against potential liabilities arising out of its engagement. None of the Company, KCP II or KCC II has received any services from or paid any fees to Lincoln Partners or any of its principals during the past two years.

EFFECTS OF THE REVERSE STOCK SPLIT
Effects of the Reverse Stock Split on Holders of our Common Stock
      The Reverse Stock Split is expected to reduce the number of record holders of our Common Stock and the number of our outstanding shares of Common Stock.
      Our Certificate of Incorporation currently authorizes the issuance of 10,000,000 shares of Common Stock. As of the Record Date, [7,042,393] shares of our Common Stock were outstanding. If effected, the Reverse Stock Split will reduce the number of record holders of our Common Stock from approximately [379] to [19]. This reduction in the number of our record holders will enable us to terminate the registration of our Common Stock under the Exchange Act, which will substantially reduce the information required to be furnished by us to our stockholders and to the SEC. Additionally, the provisions of the Exchange Act will no longer apply, including the short-swing profit recovery provisions of Section 16(b).
      We assume that 258,383 shares of Common Stock will be cashed out pursuant to the Reverse Stock Split. The Amendment will also reduce the number of shares of our authorized Common Stock from 10,000,000 to 10,000. After the Reverse Stock Split, we estimate that we will have 3,392 shares of Common Stock outstanding.
      There are no differences between the respective rights, preferences or limitations of the existing Common Stock and the post-Reverse Stock Split Common Stock. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Company’s Common Stock before and after the Reverse Stock Split.
      Holders of fewer than 2,000 shares of existing Common Stock will no longer have any voting or ownership rights in the Company after the Reverse Stock Split is effected. As a result, such holders will no longer be able to participate in any future growth of the Company.
      For a total expenditure by us of up to approximately $480,000 in transaction costs (including legal, financial, accounting and other costs), plus approximately $620,000 in purchase costs for fractional shares, we estimate we will realize approximately $250,000 in cost savings on an annual basis by terminating our public company status, plus an additional one-time savings of $790,000 by not having to comply with the internal control financial requirements of Section 404 of the Sarbanes-Oxley Act. We intend to apply for termination of registration of the Common Stock under the Exchange Act as soon as practicable following completion of the Reverse Stock Split. However, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed effective date if it determines that abandoning the Reverse Stock Split is in our best interest and the best interest of our stockholders.
      The effect of the Reverse Stock Split on each stockholder will depend on the number of shares that such stockholder owns. See also the information under the caption “Description of the Reverse Stock Split” in this Information Statement for additional information with respect to the effect of the Reverse Stock Split on each stockholder.

Stockholders Before Completion of the
Reverse Stock Split	Net Effect After Completion of the Reverse Stock Split

Registered stockholders holding 2,000 or more shares of Common Stock	Will receive one share of Common Stock for every 2,000 shares of Common Stock held immediately prior to the Reverse Stock Split, and any fractional shares will be cashed out.
Registered stockholders holding fewer than 2,000 shares of Common Stock	All shares of Common Stock will be converted into the right to receive cash and will be cashed out.

Stockholders Before Completion of the
Reverse Stock Split	Net Effect After Completion of the Reverse Stock Split

Stockholders holding Common Stock in street name through a nominee (such as a bank or broker)	We intend for the Reverse Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse Stock Split for the beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.
Interests of Executive Officers and Directors in the Transaction
      None of our executive officers or directors, who own an aggregate of 486,666 shares of our Common Stock (excluding shares owned by KCP II and KCC II) and presently exercisable options to purchase an aggregate of 241,000 shares of Common Stock, has indicated to us that he intends to sell some or all of his shares of our Common Stock during the period between the public announcement of the transaction and the effective date of the Reverse Stock Split. Neither KCP II nor KCC II, who own an aggregate of 4,467,415 shares of our Common Stock, has indicated to us that it intends to sell some or all of its shares of Common Stock during the period between the public announcement of the transaction and the effective date of the Reverse Stock Split.
      As a result of the transaction, assuming that no transfers described in the foregoing paragraph are made, it is expected that the percentage of ownership of outstanding shares of Common Stock beneficially owned by executive officers and directors of PVC as a group (including shares owned by KCP II and KCC II) will increase from approximately 71.3% to approximately 73.9% after the transaction, based on shares outstanding on June 30, 2005 and assuming that 258,383 shares of Common Stock are cashed out pursuant to the Reverse Stock Split and that 3,392 shares of Common Stock are outstanding immediately after the Reverse Stock Split.
Effects of the Reverse Stock Split on Option Holders
      At June 30, 2005, there were outstanding options to purchase 401,000 shares of the Company’s Common Stock at exercise prices ranging from $1.55 to $6.375 per pre-Reverse Stock Split share. Of the options outstanding as of June 30, 2005, an aggregate of 50,000 options, of which 37,500 were exercisable, had an exercise price of $2.25 per pre-Reverse Stock Split share and an aggregate of 10,000 options, all of which were exercisable, had an exercise price of $1.55 per pre-Reverse Stock Split share. All other outstanding options had an exercise price greater than $2.39 per pre-Reverse Stock Split share.
      Upon effectiveness of the Reverse Stock Split, any outstanding options, including options under the 1996 Incentive Stock Option Plan of the Company, will have their number of shares and exercise prices adjusted to give effect to the 1-for-2,000 Reverse Stock Split. The vesting schedule and expiration dates for the options will remain unchanged. Any authorized but unissued options under the Company’s 1996 Incentive Stock Option Plan will have the number of shares adjusted to give effect to the 1-for-2,000 Reverse Stock Split.
      Our options are non-transferable. At June 30, 2005, we had 18 option holders.
Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders
      Stockholders owning fewer than 2,000 shares of Common Stock immediately prior to the effective time of the Reverse Stock Split will, after the Reverse Stock Split takes place, no longer have any equity interest in the Company and therefore will not participate in our future potential earnings or growth. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Company unless they purchase an interest from the remaining stockholders.

      The Reverse Stock Split will require stockholders who own fewer than 2,000 shares of Common Stock involuntarily to surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. The ownership interest of certain stockholders will be terminated as a result of the Reverse Stock Split, but the Board has concluded that the completion of the Reverse Stock Split will be an overall benefit to these stockholders because of the liquidity provided to them by the transaction at a price determined by the Board to be fair to the stockholders.
      The Reverse Stock Split will increase the percentage of beneficial ownership of each of the executive officers, directors and major stockholders of the Company. See also the information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement.
      After the Reverse Stock Split is effected, we intend to terminate the registration of our Common Stock under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act. Our Common Stock is currently traded in the over-the-counter market on the OTC Bulletin Board, which is a quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities. This source of liquidity and information will no longer be available to our stockholders following the Reverse Stock Split and the termination of our registration and reporting obligations to the SEC.
Financial Effect of the Reverse Stock Split
      Completion of the Reverse Stock Split will require approximately $1.1 million of cash, which includes the cash payments in lieu of issuing fractional shares to the holders of our Common Stock, legal, accounting, mailing and exchange agent costs, the fees payable to Lincoln Partners and other expenses related to the transaction. As a result, we will have decreased working capital and borrowing capacity following the Reverse Stock Split, which may have a material effect on our capitalization, liquidity, results of operations and cash flow. We intend to use a portion of the proceeds that we expect to receive from the sale of a building utilized by our former plastic compounding segment, which sale is expected to occur in October 2005, to make payments to holders of Common Stock in lieu of fractional shares. However, if the sale does not occur prior to the completion of the Reverse Stock Split, we intend to use borrowings under our revolving credit facility and available cash on hand.
Material Federal Income Tax Consequences of the Reverse Stock Split
      The following is a summary of material U.S. federal income tax consequences of the Reverse Stock Split, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and we cannot assure you that the I.R.S. will not assert, or that a court will not sustain, a position contrary to any aspect of this summary.
      This summary is limited to holders who hold shares of our Common Stock as capital assets for U.S. federal income tax purposes. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	foreign persons or entities;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	persons who acquired shares of our Common Stock in compensatory transactions;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of the Company (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code.
      In addition, if a partnership holds our Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold our Common Stock and partners in partnerships should consult their tax advisors regarding the tax consequences of the Reverse Stock Split.
      THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Federal Income Tax Consequences to PVC Container Corporation
      We believe that the Reverse Stock Split will constitute a reorganization as described in Section 368(a)(1)(E) of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the Reverse Stock Split.

Federal Income Tax Consequences to Stockholders Who Receive Solely Shares of Post-Split Common Stock
      Holders who receive solely shares of post-split Common Stock in the Reverse Stock Split will not recognize gain or loss or income as a result of the Reverse Stock Split. Such holder will have an aggregate tax basis in the post-split Common Stock received in the Reverse Stock Split equal to the aggregate adjusted tax basis in such holder’s pre-split Common Stock. The holding period of the shares of post-split Common Stock will include the holding period of the holder’s shares of pre-split Common Stock.

Federal Income Tax Consequences to Stockholders Who Receive Solely Cash in the Reverse Stock Split
      Each holder of our Common Stock who receives solely cash in the Reverse Stock Split and does not actually or constructively own any shares of post-split Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received in the Reverse Stock Split and the holder’s adjusted tax basis in his or her shares of pre-split Common Stock. Any recognized capital gain generally will be long-term capital gain if the holder has held his or her shares of our Common Stock for more than one year and otherwise will constitute short-term capital gain or loss. Capital gains of individuals and other noncorporate taxpayers derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Federal Income Tax Consequences to Holders Who Receive Cash and Post-Split Common Stock in the Reverse Stock Split
      Each holder of our Common Stock who receives both cash and post-split Common Stock in the Reverse Stock Split will generally recognize gain (but not loss) in an amount generally equal to the lesser of (a) the amount of cash received in connection with the Reverse Stock Split, and (b) the amount, if any, by which the sum of the cash and fair market value of the shares of post-split Common Stock received in the Reverse Stock Split exceed the holder’s adjusted tax basis in his or her shares of pre-split Common Stock.
      Gain recognized in connection with the Reverse Stock Split generally will be capital gain, unless the receipt of cash by the holder has the effect of a distribution of a dividend, in which case the gain will be treated: (a) first, as dividend income to the extent of the holder’s ratable share of the undistributed earnings and profits of the Company as calculated for U.S. federal income tax purposes, if any, (b) second, as a tax-free return of capital to the extent of the holder’s adjusted tax basis in his or her shares of our Common Stock, and (c) third, as capital gain. The determination of whether gain recognized by a holder of our Common Stock will have the effect of a distribution of a dividend is discussed below under the caption “Treatment of Cash as a Dividend.” Any recognized gain that is treated as capital gain generally will be long-term capital gain if the holder has held his or her shares of our Common Stock for more than one year.
      A holder of our Common Stock who receives both cash and post-split Common Stock in the Reverse Stock Split will have an aggregate tax basis in the post-split Common Stock received in the Reverse Stock Split equal to the aggregate adjusted tax basis in such holder’s pre-split Common Stock, reduced by the amount of any cash received by the holder in the Reverse Stock Split, and increased by the amount of gain (including the portion of any gain that is treated as a dividend as noted above) recognized by the holder in the Reverse Stock Split. The holding period of the shares of post-split Common Stock will include the holding period of the holder’s shares of pre-split Common Stock.

Treatment of Cash as a Dividend
      In general, the determination of whether the gain recognized by a holder of our Common Stock will be treated as capital gain or dividend income depends on whether and to what extent the Reverse Stock Split reduces a holder’s deemed percentage stock ownership interest in the Company and upon such holder’s particular circumstances. For purposes of this determination, a holder of our Common Stock will be treated as if the portion of the shares of pre-split Common Stock exchanged for cash had been redeemed by the Company for cash (“deemed redemption”). The gain recognized in the Reverse Stock Split will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the holder or (ii) “not essentially equivalent to a dividend,” as those terms are used in the Code.
      The deemed redemption, generally, will be “substantially disproportionate” with respect to a holder if the percentage described in (ii) below is less than 80 percent of the percentage described in (i) below, and immediately after the deemed redemption the holder owns less than 50 percent of the total combined voting power of all classes of our voting stock. Whether the deemed redemption is not “essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of our Common Stock. In general, that determination requires a comparison of (i) the percentage of our Common Stock that the holder is deemed actually or constructively to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding Common Stock that is actually and constructively owned by the holder immediately after the deemed redemption. The I.R.S. has ruled that a shareholder in a publicly-held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has any reduction in his or her percentage stock ownership interest under the foregoing analysis. In applying the foregoing tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the shares of our Common Stock actually owned. Holders of our Common Stock are strongly urged to consult their own tax advisors as to the application of the constructive ownership rules and as to whether the cash received in the merger will be treated as a dividend.

Special Rate for Certain Dividends
      In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15 percent rate of tax on any cash received in the Reverse Stock Split that is treated as a dividend as described above, if (i) you are an individual or other noncorporate holder of our Common Stock, (ii) you have held the shares of our Common Stock with respect to which the dividend was received for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, as determined under the Code, and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You are urged to consult your tax advisor regarding the applicability of the 15 percent rate to any cash that is treated as a dividend as described above.

Backup Withholding
      Backup withholding at 28 percent may apply with respect to certain payments, including cash received in the Reverse Stock Split, unless a holder of our Common Stock (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such holder is a U.S. person and otherwise complies with applicable requirements of the backup withholding rules. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the I.R.S. in a timely manner.
Termination of Exchange Act Registration
      Our Common Stock is currently registered under the Exchange Act and quoted on the OTC Bulletin Board.
      We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our Common Stock. As of the Record Date, we had approximately [379] record holders of our Common Stock. Upon the effectiveness of the Reverse Stock Split, we will have approximately [19] record holders of our Common Stock. We intend to terminate the registration of our Common Stock under the Exchange Act and to delist our Common Stock from the OTC Bulletin Board as promptly as possible after the effective date of the Certificate of Amendment of Certificate of Incorporation.
      Termination of registration under the Exchange Act will substantially reduce the information that we will be required to furnish to our stockholders. After we become a privately-held company, our stockholders will have access to our corporate books and records to the extent provided by the General Corporation Law of the State of Delaware and to any additional disclosures required by our directors’ and officers’ fiduciary duties to us and our stockholders.
      Termination of registration under the Exchange Act also will make the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, stockholders may be deprived of the ability to dispose of their Common Stock under Rule 144 promulgated under the Securities Act. Furthermore, there will no longer be a public market for our Common Stock, and market makers will not be able to make a market in our Common Stock.
      We estimate that termination of registration of our Common Stock under the Exchange Act will save us approximately $250,000 per year in accounting, legal, stockholder communication and other expenses, plus an additional one-time savings of $790,000 over the next eighteen to twenty-four months due to not having to comply with the internal control over financial reporting requirements of Section 404 of the Sarbanes-Oxley Act. We also believe our management will have more time to devote to our operations once we become a private company. See also the information under the caption “Special Factors — Reasons for and Purposes of the Reverse Stock Split” in this Information Statement.

DESCRIPTION OF THE REVERSE STOCK SPLIT
Amendment of Certificate of Incorporation to Effect the Reverse Stock Split
      The Board determined that it is advisable to amend our Certificate of Incorporation to effect a 1-for-2,000 Reverse Stock Split of our Common Stock and to provide for the cash payment of $2.39 per pre-split share in lieu of fractional shares of new Common Stock that would otherwise be issued following the Reverse Stock Split. The amendment to our Certificate of Incorporation will also decrease the number of shares of our authorized Common Stock from 10,000,000 to 10,000.
Regulatory Approvals
      Aside from stockholder approval of the Amendment, the Certificate of Amendment of Certificate of Incorporation and the Reverse Stock Split are not subject to any regulatory approvals.
Vote Required
      A majority of the outstanding stock entitled to vote at a special meeting by holders of the issued and outstanding shares of Common Stock is required to approve the Reverse Stock Split. We have been informed that the shares of Common Stock owned or controlled on the Record Date by our directors, executive officers and other stockholders, which constituted approximately [70.3]% of the outstanding shares of our Common Stock as of such date, will be voted in favor of the Reverse Stock Split at the Special Meeting.
      Under the General Corporation Law of the State of Delaware and other applicable law, the Reverse Stock Split does not require the approval of a majority of the unaffiliated stockholders. Our Board believes the Reverse Stock Split is in our best interest and in the best interest of all our stockholders. In particular, the Board determined that the appointment of a Special Committee and the Special Committee’s receipt of a fairness opinion adequately protected the interests of our unaffiliated stockholders. Accordingly, the Board decided not to condition the approval of the Reverse Stock Split on approval by unaffiliated stockholders.
Holders as of Effective Date; Net Effect After Reverse Stock Split
      Stockholders holding fewer than 2,000 pre-split shares of Common Stock will be cashed out at a price of $2.39 per share. All other stockholders will continue to be stockholders of the Company but will receive cash in lieu of fractional shares. Any stockholders whose shares are completely cashed out will have no continuing equity interest in the Company.
      Nominees and brokers are expected to deliver to the exchange agent the beneficial ownership positions they hold. However, if you are a beneficial owner of Common Stock who is not the record holder of those shares and wish to ensure that your ownership position is accurately delivered to the exchange agent, you should instruct your broker or nominee to transfer your shares into a record account in your name. Nominees and brokers may have required procedures. Therefore, such holders should contact their nominees and brokers to determine how to effect the transfer in a timely manner prior to the effective date of the Reverse Stock Split.
      The proposed Certificate of Amendment of Certificate of Incorporation is attached as Annex A to this Information Statement. The Reverse Stock Split will become effective upon the filing of the proposed Certificate of Amendment of Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware.
Exchange of Certificates for Cash Payment or Shares
      We will file the Certificate of Amendment of Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware and effect the amendment set forth in Annex A. The Reverse Stock Split will automatically occur upon the filing of the Certificate of Amendment of Certificate of Incorporation.

      Each current certificate representing issued and outstanding shares of Common Stock prior to the Reverse Stock Split will automatically be deemed to represent the correct number of post-Reverse Stock Split shares of Common Stock after the effective date. Promptly after the Reverse Stock Split, the Company or the exchange agent will send an instruction letter to each stockholder. The letter will describe the procedures for surrendering stock certificates in exchange for new certificates and/or cash consideration. Upon receipt of the stock certificates and properly completed instruction letters, the Company or the exchange agent will issue the new certificates and/or make the appropriate cash payments. Do not send any stock certificates to the Company or the exchange agent until you receive an instruction letter. After the Reverse Stock Split, stockholders being completely cashed out will have no rights as stockholders with respect to the pre-Reverse Stock Split Common Stock or the fractional shares that would have resulted from the Reverse Stock Split, whether or not those stockholders have been paid cash consideration.
      No service charges will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by us.
      Nominees (such as a bank or broker) may have required procedures, and a stockholder holding Common Stock in street name should contact his or her nominee to determine how the Reverse Stock Split will affect them. The exchange agent informed us that nominees are expected to provide beneficial ownership positions to them so that beneficial owners may be treated appropriately in effecting the Reverse Stock Split. However, if you are a beneficial owner of shares of Common Stock, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner to ensure that you will be considered a holder of record prior to the effective date of the Reverse Stock Split, which is anticipated to be on or after [                    ], 2005, the date of the special meeting to which this Information Statement relates.
      In the event that any certificate representing shares of Common Stock is not presented for cash upon request by us, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder or his or her designee, without interest, at such time as the shares of Common Stock have been properly presented for exchange.
Appraisal Rights
      No appraisal rights are available under either the General Corporation Law of the State of Delaware or our Certificate of Incorporation.
FINANCING OF THE REVERSE STOCK SPLIT
      Completion of the Reverse Stock Split will require approximately $1.1 million, which includes approximately $480,000 in legal costs, exchange agent fees and other expenses related to the transaction, plus approximately $620,000 in payments to holders of our Common Stock in lieu of fractional shares. As a result, we will have decreased working capital following the Reverse Stock Split, which may have a material effect on our capitalization, liquidity, results of operations and cash flow. We intend to use a portion of the proceeds that we expect to receive from the sale of a building utilized by our former plastic compounding segment to pay the costs of the transaction and related fees and expenses. However, if the sale does not occur prior to the completion of the Reverse Stock Split, we intend to use borrowings under our revolving credit facility and available cash on hand. You should read the discussion under the caption “Costs of the Reverse Stock Split” in this Information Statement for a description of the fees and expenses we expect to incur in connection with the transaction.

COSTS OF THE REVERSE STOCK SPLIT
      The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse Stock Split. Final costs of the transaction may be more or less than the estimates shown below. We will be responsible for paying these costs. Please note that the following estimate of costs does not include the actual cost of paying for fractional shares pursuant to the Reverse Stock Split, which we project to be approximately $620,000.

Company legal fees	$200,000
Special Committee legal fees	60,000
Transfer and exchange agent fees	25,000
Fees for Lincoln Partners’ fairness opinion and reimbursable expenses	90,000
Printing and mailing costs	35,000
Accounting fees	10,000
Miscellaneous	60,000

Total	$480,000

INTERESTS OF CERTAIN PERSONS
      Our directors and executive officers have interests in the Reverse Stock Split that are different from your interests as a stockholder and have relationships that may present conflicts of interest, including the following:

•	As detailed below, each of Phillip L. Friedman, Michael Sherwin and John F. Turben, who are members of our Board of Directors, and Jeffrey Shapiro, our Chief Financial Officer, owns 2,000 or more shares of our Common Stock and will continue to own shares of Common Stock after the transaction;

•	As detailed below, each of Messrs. Friedman, Sherwin, Turben and Shapiro, and Michael Lynch and John G. Nestor, who are members of our Board of Directors, holds options to purchase 2,000 or more shares of our Common Stock and will continue to hold these options after the transaction; and

•	As a result of the Reverse Stock Split, the stockholders who own 2,000 or more shares, such as our directors and executive officers, will increase their percentage ownership interest in the Company as a result of the transaction. For example, assuming the transaction is approved and based on shares outstanding on June 30, 2005, the beneficial ownership percentage of the directors and executive officers of the Company will increase from approximately 71.3% to approximately 73.9% assuming that 258,383 shares of Common Stock will be converted into fractional shares in the Reverse Stock Split and will be purchased by the Company and that 3,392 shares of Common Stock will be outstanding immediately after the Reverse Stock Split. Also, assuming the transaction is approved and based on shares outstanding on June 30, 2005, the beneficial ownership percentage of KCP II will increase from approximately 58.4% to approximately 60.6% and the beneficial ownership percentage of KCC II will increase from approximately 5.1% to approximately 5.2% assuming that 258,383 shares of Common Stock will be converted into fractional shares in the Reverse Stock Split and will be purchased by the Company and that 3,392 shares of Common Stock will be outstanding immediately after the Reverse Stock Split.
      The Company has entered into a management agreement with Kirtland Capital Corp., pursuant to which Kirtland Capital Corp. receives $25,000 per month for the provision of management services. As described below under “Security Ownership of Certain Beneficial Owners and Management,” as of June 30, 2005, collectively KCP II and KCC II beneficially own 4,467,415 shares of Common Stock, which constituted approximately 63.4% of the outstanding shares of Common Stock. Kirtland Capital Corp. is the general partner that controls KCP II and has sole voting and investment power over the shares of Common Stock owned by KCP II. Kirtland Capital Corp. is the general partner of Evergreen Partners II L.P., which is the managing member of KCC II, and has sole voting and investment power of the shares of Common Stock owned by KCC II.
      Mr. Turben, one of our directors, is Chairman of the Board of Kirtland Capital Corp., and Mr. Nestor, one of our directors, is the President and a director of Kirtland Capital Corp. Messrs. Sherwin and Lynch, who are also members of our Board, serve on the advisory board of KCP II. Mr. Sherwin also serves as Vice Chairman of Mid-West Forge Corporation, a limited partner in KCP II. Mr. Sheppard, one of our directors and the sole member of the Special Committee, directly or indirectly beneficially owns approximately 17% of the outstanding equity of an entity that owns Lionheart. Lionheart beneficially owned approximately 13.7% of our outstanding Common Stock as of June 30, 2005.
CONDUCT OF THE COMPANY’S BUSINESS AFTER THE REVERSE STOCK SPLIT
      We expect our business and operations to continue as they are currently being conducted, except as disclosed in this Information Statement.
      We expect to realize time and cost savings as a result of terminating our public company status. When the Reverse Stock Split is consummated, all persons owning fewer than 2,000 shares of Common Stock at the effective time of the Reverse Stock Split will no longer have any equity interest in, and will not be stockholders of, the Company and therefore will not participate in any savings that we anticipate as a private company.
      When the Reverse Stock Split is effected, we believe that, based on our stockholder records, there will be approximately [19] stockholders. See also the information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement.
      We plan, following the consummation of the Reverse Stock Split, to become a privately-held company. The registration of our Common Stock under the Exchange Act will be terminated and our Common Stock will cease to be quoted on the OTC Bulletin Board. In addition, because our Common Stock will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and our officers and directors and stockholders owning more than 10% of Common Stock will be relieved of the stock ownership reporting requirements and “short swing” trading restrictions under Section 16 of the Exchange Act. Further, we will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the SEC. Among other things, this change will be cost saving to us because we will not have to comply with the requirements of the Exchange Act.
      From time to time, we engage in informal discussions with other parties about possible corporate transactions. As indicated elsewhere in this Information Statement, in May 2003, the Board engaged an investment banking firm in an effort to explore a sale of the Company. Preliminary negotiations and due diligence were conducted with several parties; however, no firm offers were received, and, as a result, the Company terminated this process in December 2003. In May 2005, we sold substantially all of the assets of our subsidiary, Novatec Plastics Corporation. We do not have any current plans, proposals or arrangements to enter into any sale transactions after the Reverse Stock Split is effected. Nevertheless, we routinely engage in the evaluation of such transactions and opportunities and may enter into such transactions in the future. KCP II and KCC II are privately-funded investment groups formed to make equity investments in privately-held and publicly-traded companies. KCP II and KCC II first invested in the Company in 1996, and it is likely that KCP II and KCC II will seek to liquidate their holdings in the Company in the future, although KCP II and KCC II have indicated to us that they do not have any current plans, proposals or arrangements to enter into any such transaction after the Reverse Stock Split. There can be no guarantee that any such transactions will occur on commercially acceptable terms or at all.

RECOMMENDATION OF THE BOARD WITH RESPECT TO
THE AMENDMENT AND THE REVERSE STOCK SPLIT
      The Board believes that the Reverse Stock Split is fair to our stockholders, including those whose interests are being completely cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split.
      In consideration of the factors discussed under the captions “Special Factors — Reasons for and Purposes of the Reverse Stock Split,” “Special Factors — Strategic Alternatives Considered,” “Background of the Reverse Stock Split” and “Fairness of the Reverse Stock Split to Stockholders” in this Information Statement, the Board approved the Reverse Stock Split by a unanimous vote, declared its advisability, submitted the Amendment to a vote of the requisite number of stockholders holding sufficient shares to approve the transaction and recommended that such stockholders vote for approval and adoption of the Amendment and the payment of cash of $2.39 per pre-split share to stockholders in lieu of fractional shares resulting from the Reverse Stock Split. Each member of the Board and each of our officers who owns, or controls directly or indirectly, shares of Common Stock intends to vote his shares, or cause all such controlled shares to be voted, in favor of the Amendment.
Reservation of Rights
      Even if the Reverse Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed effective date if it determines that abandoning the Reverse Stock Split is in our best interest and the best interest of our stockholders. The Board presently believes that the Reverse Stock Split is in the best interest of the Company, our stockholders that will no longer have an equity interest in the Company subsequent to the consummation of the Reverse Stock Split and our stockholders that will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split and thus recommends a vote for the proposed Amendment. Nonetheless, the Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse Stock Split will become effective, factual circumstances could possibly change so that it might not be appropriate or desirable to effect the Reverse Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Reverse Stock Split. If the Board decides to withdraw or modify the Reverse Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

SUMMARY FINANCIAL INFORMATION
      See Annex C to this Information Statement for our audited consolidated balance sheet as of June 30, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three fiscal years in the period ended June 30, 2004.
      See Annex D to this Information Statement for our unaudited consolidated financial statements as of March 31, 2005 and for the nine-month periods ended March 31, 2005 and 2004.
      The financial information provided for the three fiscal years in the period ended June 30, 2004 and the nine-month periods ended March 31, 2005 and 2004 and in Annexes C and D treats the operations of Novatec Plastics Corporation, substantially all of the assets of which were sold in May 2005, as discontinued operations, unless otherwise indicated.
      Set forth below is a summary of the financial information provided in Annexes C and D:

	Fiscal Year	Fiscal Year		Nine Months	Nine Months
	Ended	Ended		Ended	Ended
	June 30,	June 30,		March 31,	March 31,
Income Statement Data:	2004	2003		2005	2004

Net sales	$82,164,615	$76,047,910		$61,976,990	$57,852,585
Operating expenses	$81,990,056	$74,310,205		$67,264,858	$57,925,272
Operating income (loss)	$174,559	$1,737,705		$(5,287,868)	$(72,687)
Net (loss) before income taxes	$(1,453,120)	$(37,506)		$(6,494,847)	$(1,293,597)
(Benefit) for income taxes	$(564,978)	$(1,949)		$(1,099,860)	$(491,570)
(Loss) from continuing operations	$(888,142)	$(35,557)		$(5,394,987)	$(802,027)
Discontinued operations:
Income (loss) from plastic compounding segment	$1,376,412	$1,516,407		$(802,095)	$1,076,453
Provision (benefit) for income taxes	$553,225	$608,298		$(135,795)	$409,052

Income (loss) from discontinued operations	$823,187	$908,109		$(666,300)	$667,401

Net (loss) income	$(64,955)	$872,552		$(6,061,287)	$(134,626)

(Loss) per share (basic and diluted) from continuing operations	$(0.13)	$(0.01)		$(0.77)	$(0.11)
Earnings (loss) per share (basic and diluted) from discontinued operations	$0.12	$0.13		$(0.09)	$0.09
(Loss) earnings per share (basic and diluted) from operations	$(0.01)	$0.12		$(0.86)	$(0.02)
Interest expense	$1,864,438	$1,944,091		$1,355,939	$1,435,351
Ratio of earnings to fixed charges(1)	—	1.5	x	—	—

	June 30,	June 30,	March 31,
Balance Sheet Data:	2004	2003	2005

Current assets	$30,306,853	$28,511,306	$32,734,491
Net assets held for disposition	$1,974,101	$2,189,186	$1,735,891
Total current assets	$32,280,953	$30,700,492	$34,470,382
Total long-term assets	$30,108,268	$31,743,699	$22,873,435
Total current liabilities	$16,510,479	$14,159,902	$14,990,377
Total long-term liabilities	$26,903,800	$29,448,035	$29,352,398
Stockholders’ equity	$18,974,942	$18,836,254	$13,001,042
Book value per common share (diluted)	$2.69	$2.67	$1.85

(1)	Earnings were inadequate to cover fixed charges for the year ended June 30, 2004 and the nine-month periods ended March 31, 2005 and March 31, 2004, and the coverage deficiency totaled $244,516, $7,449,141 and $484,007, respectively.
Summary Unaudited Pro Forma Financial Information
      The following pro forma consolidated statements of income and pro forma consolidated balance sheet are based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the Reverse Stock Split. The pro forma consolidated statements of income and pro forma consolidated balance sheet are based on the assumption that an aggregate of 258,383 shares of Common Stock will result in fractional shares and will be purchased by us for approximately $620,000, with approximately $480,000 in costs incurred. The Company intends to use a portion of the proceeds from the sale of a building utilized by its former plastic compounding segment to fund the Reverse Stock Split. The expected closing date is October 15, 2005.
      The following unaudited pro forma consolidated statements of income data for the fiscal year ended June 30, 2004 and for the nine-month period ended March 31, 2005 give effect to the Reverse Stock Split as if it had occurred as of July 1, 2003, and unaudited pro forma consolidated balance sheet data as of March 31, 2005 give effect to the Reverse Stock Split as if it had occurred on March 31, 2005. The pro forma information set forth below is not necessarily indicative of what our actual financial position would have been had the Reverse Stock Split been consummated as of the above referenced dates or of the financial position that may be reported by us in the future.

Pro Forma Consolidated Income Statement Data

			Pro Forma			Pro Forma
	For the		For the	For the		For the
	Fiscal Year		Fiscal Year	Nine Months		Nine Months
	Ended		Ended	Ended		Ended
	June 30,	Pro Forma	June 30,	March 31,	Pro Forma	March 31,
	2004	Adjustments(3)	2004	2005	Adjustments(4)	2005

Net sales	$82,164,615		$82,164,615	$61,976,990		$61,976,990
Operating expenses	$81,990,056	$480,000	$82,470,056	$67,264,858	$—	$67,264,858

Operating income (loss)	$$174,559	$(480,000)	$(305,441)	$(5,287,868)	$—	$(5,287,868)
Net (loss) before income taxes	$(1,453,120)	$(480,000)	$(1,933,120)	$(6,494,847)	$—	$(6,494,847)
(Benefit) for income taxes	$(564,978)	$(186,624)	$(751,602)	$(1,099,860)	$—	$1,099,860

Net (loss) from continuing operations	$(888,142)	$(293,376)	$(1,181,518)	$(5,394,987)	$—	$(5,394,987)
Discontinued operations:
Income (loss) from plastic compounding segment	$1,376,412		$1,376,412	$(802,095)		$(802,095)
Provision (benefit) for income tax	$553,225		$553,225	$(135,795)		$135,795

Income (loss) from discontinued operations	$823,187		$823,187	$(666,300)		$(666,300)

Net (loss) from operations	$(64,955)		$(358,331)	$(6,061,287)		(6,061,287)

(Loss) per share (basic and diluted) from continuing operations	$(0.13)		$(348.33)	$(0.77)		$(1,590.50)
Earnings (loss) per share (basic and diluted) from discontinued operations	$0.12		$242.69	$(0.09)		$(196.43)
(Loss) per share (basic and diluted)	$(0.01)		$(105.64)	$(0.86)		$(1,786.93)
Interest expense	$1,864,438		$1,864,438	$1,355,939		$1,355,939
Ratio of earnings to fixed charges (1)	—		—	—		—
Pro Forma Consolidated Balance Sheet Data

				Pro Forma
	March 31,	Pro Forma		March 31,
	2005	Adjustments		2005

Current assets	$32,734,491	$186,624	(5)	$32,921,115
Net assets held for disposition	$1,735,891			$1,735,891
Total current assets	$34,470,382			$34,657,006
Total long-term assets	$22,873,435			$22,873,435
Total current liabilities	$14,990,377			$14,990,377
Total long-term liabilities	$29,352,398	$1,098,139	(6)	$30,450,537
Stockholders’ equity	$13,001,042	$(911,515)		$12,089,527
Book value per common share (diluted) (2)	$1.85			$3,535.98

(1)	Earnings were inadequate to cover fixed charges for the year ended June 30, 2004 and pro forma year ended June 30, 2004, and the coverage deficiency totaled $244,516 and $724,016, respectively. Earnings were inadequate to cover fixed charges for the nine-month period ended March 31, 2005 and pro forma nine-month period ended March 31, 2005, and the coverage deficiency totaled $7,449,141 and $4,998,431, respectively.

(2)	Gives effect to the reduced number of shares outstanding following the consummation of the 1-for-2,000 Reverse Stock Split.

(3)	Pro forma adjustments relate to the costs incurred or expected to be incurred by the Company in connection with the 1-for-2,000 Reverse Stock Split.

(4)	There are no pro forma adjustments for the nine months ended March 31, 2005 as the costs reflected in the pro forma year ended June 30, 2004 are one-time costs.

(5)	This amount represents the tax benefit related to the one-time adjustments as reflected above for pro forma year ended June 30, 2004.

(6)	This amount represents borrowings under the Company’s revolving credit facility.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information, as of June 30, 2005, concerning shares of our voting securities beneficially owned by (i) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding voting securities of the Company, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership	Class

Kirtland Capital Partners II L.P.(1)	4,110,679	58.4%
Lionheart Group Inc.(2)(9)	965,319	13.7%
Kirtland Capital Company II(1)	356,736	5.1%
Phillip L. Friedman(3)	574,916	8.0%
William J. Bergen	-0-
Jeffrey Shapiro(4)	66,750	*
Michael Sherwin(5)	31,000	*
John F. Turben(6)	4,502,415	63.8%
Michael Lynch(7)	10,000	*
John G. Nestor(8)	4,477,415	63.6%
Matthew Sheppard(9)	-0-
All directors and executive officers as a group (8 persons)(10)	5,195,081	71.3%

*	Less than 1%.

(1)	KCP II acquired on December 12, 1996 an aggregate of 4,110,679 shares of Common Stock and KCC II acquired on December 12, 1996 and January 3, 1997 an aggregate of 356,736 shares of Common Stock, which shares are owned directly and beneficially by KCP II and KCC II, respectively. Collectively, KCP II and KCC II beneficially own 4,467,415 shares of Common Stock, which constitutes 63.5% of the outstanding shares of Common Stock. The address for each of KCP II and KCC II is 3201 Enterprise Parkway-Suite 200, Beachwood, Ohio 44122.

(2)	Information reported is based on a Form 4 as filed with the Securities and Exchange Commission on February 22, 2005 by Lionheart Group Inc. and C. Duncan Soukup. The Form 4 provided that 965,319 shares of Common Stock were owned by Lionheart Group Inc. and 34,000 shares of Common Stock were owned individually by Mr. Soukup, President of Lionheart Group Inc. Mr. Soukup disclaims beneficial ownership of the shares owned by Lionheart Group Inc., except to the extent of his pecuniary interest therein. The address for each of Lionheart Group Inc. and Mr. Soukup is 118 E. 25th Street, 8th Floor, New York, New York 10010.

(3)	Includes 171,250 shares of Common Stock that may be acquired upon exercise of options granted under the 1996 Incentive Stock Option Plan of the Company (“Option Plan”) that are exercisable within 60 days of June 30, 2005.

(4)	Includes 29,750 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan that are exercisable within 60 days of June 30, 2005. Also includes 20,000 shares of Common Stock beneficially owned by Mr. Shapiro’s spouse. Mr. Shapiro disclaims beneficial ownership of the shares beneficially owned by his spouse.

(5)	Includes 10,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan that are exercisable within 60 days of June 30, 2005. Mr. Sherwin has a 10% interest in Midwest Forge Corporation, which has a .0143% direct interest as a limited partner in KCP II. Mr. Sherwin disclaims beneficial ownership of the interest of Midwest Forge Corporation in KCP II.

(6)	Includes 10,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan that are exercisable within 60 days of June 30, 2005. Also includes 4,110,679 shares of Common Stock owned by KCP II and 356,736 shares of Common Stock owned by KCC II.

Mr. Turben is the Chairman of the Board of Directors of Kirtland Capital Corp., an Ohio corporation, which is the general partner that controls KCP II and has sole voting and investment power over all of the Common Stock owned by KCP II. Kirtland Capital Corp. is also the general partner of Evergreen Partners II L.P., an Ohio limited partnership, which is the managing member of KCC II. Kirtland Capital Corp. has sole voting and investment power over all of the Common Stock owned by KCC II. Mr. Turben disclaims beneficial ownership of the shares of Common Stock owned by KCP II and KCC II. Mr. Turben’s address is c/o Kirtland Capital Corp., 3201 Enterprise Parkway-Suite 200, Beachwood, Ohio 44122.

(7)	Includes 10,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan that are exercisable within 60 days of June 30, 2005.

(8)	Includes 10,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan that are exercisable within 60 days of June 30, 2005. Also includes 4,110,679 shares of Common Stock owned by KCP II and 356,736 shares of Common Stock owned by KCC II. Mr. Nestor is the President and a director of Kirtland Capital Corp., an Ohio corporation, which is the general partner that controls KCP II and has sole voting and investment power over all of the Common Stock owned by KCP II. Kirtland Capital Corp. is also the general partner of Evergreen Partners II L.P., an Ohio limited partnership, which is the managing member of KCC II. Kirtland Capital Corp. has sole voting and investment power over all of the Common Stock owned by KCC II. Mr. Nestor disclaims beneficial ownership of the shares of Common Stock owned by of KCP II and KCC II. Mr. Nestor’s address is c/o Kirtland Capital Corp., 3201 Enterprise Parkway — Suite 200, Beachwood, Ohio 44122.

(9)	Mr. Sheppard directly and indirectly beneficially owns approximately 17% of the outstanding equity of an entity that owns Lionheart Group Inc. Mr. Sheppard does not have voting or investment power over the shares of Common Stock owned by Lionheart Group Inc.

(10)	Includes 241,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan that are exercisable within 60 days of June 30, 2005.
TRADING MARKET AND PRICE OF OUR COMMON STOCK AND DIVIDEND POLICY
      Our Common Stock is traded under the symbol “PVCC” through the OTC Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. The OTC Bulletin Board has no financial eligibility standards and is totally separate from the National Association of Securities Dealers Automatic Quotation System. The following table sets forth the range of high and low sales prices for our Common Stock for the fiscal periods indicated.

Year Ended June 30, 2006	Low	High

1st Quarter (through September 15, 2005)	$1.15	$1.75

Year Ended June 30, 2005	Low	High

1st Quarter	$1.60	$2.25
2nd Quarter	1.50	1.80
3rd Quarter	1.52	1.75
4th Quarter	1.52	2.25

Year Ended June 30, 2004	Low	High

1st Quarter	$3.00	$5.00
2nd Quarter	3.00	4.00
3rd Quarter	3.05	3.57
4th Quarter	2.00	3.50
      We have not paid any cash dividends to our stockholders since at least 1997 and at this time we do not anticipate making any payments in the future. Any future declaration and payment of cash dividends will be subject to the discretion of the Board and will depend upon our results of operations, financial condition, cash requirements, future prospects, changes in tax legislation and other factors deemed relevant by our Board.
      On September 15, 2005, the last trading day prior to the initial announcement of the Reverse Stock Split proposal, our stock’s closing price per share was $1.20. On [                    ], 2005, the last practicable trading day prior to the date of this Information Statement, our Common Stock’s closing price was $[          ].
AVAILABLE INFORMATION
      We are subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available on the SEC’s website (http://www.sec.gov).

By Order of the Board of Directors,

Herbert S. Meeker
Secretary
Dated: [                    ], 2005
Eatontown, New Jersey

ANNEX A
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PVC CONTAINER CORPORATION
      PVC Container Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),
      DOES HEREBY CERTIFY:
      FIRST: That the directors of the Corporation, by written consent, duly adopted a resolution approving and adopting an amendment to the Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:

“RESOLVED, that, subject to the approval of the Corporation’s stockholders, Article Fourth of the Corporation’s Certificate of Incorporation is hereby amended and restated in its entirety as follows (the “Charter Amendment”):

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is ten thousand (10,000) shares and the par value of each such share is one cent ($.01).

Upon this Certificate of Amendment of Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each two thousand (2,000) shares of the Corporation’s common stock, par value $.01 per share, either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time will be and is automatically reclassified as and converted (without any further act) into one (1) fully-paid and nonassessable share of common stock, par value $.01 per share, of the Corporation; provided, however, that no fractional shares of common stock of the Corporation shall be issued and in lieu of any fractional shares of common stock of the Corporation which any stockholder would otherwise be entitled to receive pursuant hereto, such stockholder shall be entitled to receive from the Corporation an amount in cash equal to $2.39 per share of common stock of the Corporation held by such stockholder immediately prior to the Effective Time that is not converted into a whole share of common stock”; and
      SECOND: That the proposed amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
[Signature on Following Page.]

A-1

      IN WITNESS WHEREOF, the undersigned officer of the Corporation does hereby execute this Certificate of Amendment this [          ] day of [                    ] 2005.

Jeffrey Shapiro
Chief Financial Officer

A-2

ANNEX B
July 21, 2005
Independent Special Committee of the Board of Directors (the “Special Committee”)
PVC Container Corporation
2 Industrial Way West
Eatontown, NJ
07724
Members of the Special Committee:
      We understand that PVC Container Corporation (“PVCC” or the “Company”) is contemplating a 2000 to 1 reverse stock split of the Company’s common stock as follows:

•	On April 27, 2005, PVCC’s management recommended to the Board that the Company consider pursuing a going-private transaction by means of a reverse stock split (the “Transaction”). Management’s recommendation was based on its assessment that the costs of being a public company outweigh the benefits.

•	The reverse split of the Company’s common stock is anticipated to produce fractional shares after giving effect to the Transaction. The Company will not issue fractional shares to these shareholders; instead, shareholders that would otherwise be entitled to receive a fractional share in the Transaction will be compensated by a cash payment in lieu of such fractional share. Based on its internal valuation analysis, management reported to the Board that its own analysis supported a fair value of the Company’s Common Stock of $2.01 per pre-Transaction share.

•	Upon further review, the Special Committee recommended, and the Board approved, a 2000 to 1 reverse split of the Company’s common stock and determined that in lieu of fractional shares, shareholders would receive a cash payment of $2.39 per pre-Transaction share.
      You have asked Lincoln Partners LLC (“Lincoln Partners”) to render its opinion (the “Opinion”) as to whether the per share cash consideration of $2.39 per pre-Transaction share to be received by PVCC shareholders in lieu of fractional shares in the reverse stock split is fair to such shareholders from a financial point of view.
      In arriving at our Opinion, Lincoln Partners reviewed, among other items: (i) PVCC’s Form 10-K for the fiscal years ended June 2003 and 2004, (ii) PVCC’s Form 10-Q for the quarterly period ended March 31, 2005, (iii) PVCC’s Form 8K filed with the SEC on June 6, 2005 containing financial statements that give pro forma effect to the sale of substantially all of the assets of Novatec Plastics Corporation, (iv) interviews with the Company’s senior management, including William Bergen, CEO, Jeffrey Shapiro, CFO and Bert Berkowitz, Vice President of Finance, regarding PVCC’s business strategy, historical financial performance, future prospects, and competitive position, as well as industry trends, (v) a schedule prepared by the Company’s management detailing pro forma adjustments to historical EBITDA for non-recurring, one-time expenses, (vi) internal Company income statements for the twenty-three months beginning July 1, 2003 and ended May 31, 2005 which presented monthly EBITDA on an adjusted basis, (vii) financial projections prepared by Company management for the years ended June 30, 2005 through 2010, (viii) a tour of the Company’s manufacturing facility in Paris, IL, (ix) a schedule detailing options outstanding under the Company’s equity compensation option plan, (x) key operating data and productivity reports tracked by the Company’s manufacturing facilities, (xi) a confidential information memorandum prepared in August of 2003 by a nationally recognized investment banking firm in connection with a contemplated sale of the Company, which process was subsequently terminated, (xii) a December 8, 2004 presentation prepared by this same investment banking firm made to PVCC’s officers, regarding the outcome of the Company’s sale process.
      During our analysis period, management requested that the forecast provided to Lincoln Partners be changed to reflect the outcome of the Company’s budgeting process for the fiscal year ending June 30, 2006. Lincoln Partners used management’s guidance to formulate modified financial projections which were used as part of the valuation. These projections were reviewed and approved by management.
      In arriving at our Opinion, Lincoln Partners performed a variety of generally accepted financial, analytic and comparative analyses, the results of which were considered as a whole. Such analyses included a review of the Company’s historical operating and financial performance; management’s projections of future performance; information on certain other companies engaged in businesses which we believed to be comparable to

B-1

the Company and the trading markets for the securities of such companies; and the financial terms of certain business combinations which have recently been effected and which we believe to be relevant.
      In connection with our review, we have relied upon and assumed the accuracy and completeness of the financial information considered in our review, whether from public or private sources (including management), and have not assumed any responsibility for independent verification of such information. Our Opinion assumes that information and representations made by management regarding the Company are accurate in all material respects, and that the forecasts and projections furnished to us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial condition and operating results of the Company. We have not made any independent valuation or appraisal of the assets and liabilities of the Company. Lincoln Partners relied solely on management’s indications of the value of the net operating loss tax benefits and the net proceeds arising from the anticipated sale of assets related to the Eatontown facility. Our Opinion is necessarily based upon current general economic, financial, market and other conditions and must be considered in that context.
      We have not previously provided financial advisory services to the Company or its largest shareholder Kirtland Capital. In the past, Lincoln Partners was interviewed by Kirtland Capital, regarding Lincoln Partners’ merger and acquisitions services in connection with its contemplated sale of the Company. Lincoln Partners was not engaged for that assignment, no work was performed and no fees were received by Lincoln Partners on the contemplated sale transaction. However, Lincoln Partners may, in the future, provide financial and investment banking services to Kirtland Capital, or its portfolio companies and affiliates, for which we would expect to receive customary fees.
      It is understood that this letter is for the information and advice of the Special Committee and does not constitute a recommendation as to how any shareholder of the Company should act on any matter relating to the reverse stock split. Lincoln Partners’ opinion is directed at the Special Committee and addresses only the fairness of the cash consideration to be paid in lieu of fractional shares, from a financial point of view, as of the date of the opinion. Lincoln Partners opinion does not address the underlying business decision of PVCC to undertake the transaction. Further, Lincoln Partners expresses no opinion on the merits of the reverse stock split, and Lincoln Partners did not provide advice with respect to the structuring and negotiating of the transaction. Lincoln Partners’ opinion speaks only as of June 30, 2005 and is for the information of the Special Committee.
      It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that this letter may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in respect of the Transaction and the Company may summarize or otherwise reference the existence of this letter in such documents provided that any such summary or reference language shall be subject to approval by us.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the cash consideration of $2.39 per pre-Transaction share proposed to be paid to shareholders in lieu of fractional shares in the contemplated reverse stock split is fair to such shareholders from a financial point of view.

Very truly yours,

Lincoln Partners LLC

B-2

ANNEX C
PVC CONTAINER CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
PVC Container Corporation
      We have audited the accompanying consolidated balance sheets of PVC Container Corporation as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2004. Our audit also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PVC Container Corporation at June 30, 2004 and 2003 and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2004 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.
      As discussed in Note 1, the Company changed its method of accounting for goodwill and other intangible assets effective July 1, 2003.

/s/ ERNST & YOUNG LLP
MetroPark, New Jersey
September 23, 2004

PVC CONTAINER CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30

	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$365,820	$673,055
Accounts receivable, net of allowance of $687,000 and $999,000 at June 30, 2004 and 2003, respectively	14,901,390	12,398,916
Inventories, net	12,461,663	12,525,741
Prepaid expenses and other current assets	1,291,177	1,255,440
Deferred income taxes	1,286,803	1,658,154

Total current assets	30,306,853	28,511,306
Properties, plant and equipment, net	28,609,378	30,297,375
Goodwill	3,296,298	3,296,298
Other assets	176,692	339,212

	$62,389,221	$62,444,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,207,342	$8,132,728
Accrued expenses	2,373,488	2,675,908
Current portion of long-term debt	3,929,649	3,351,266

Total current liabilities	16,510,479	14,159,902
Long-term debt	24,077,230	26,480,888
Interest rate swap	198,278	543,436
Deferred income taxes	2,628,292	2,423,711
Stockholders’ equity:
Preferred stock, par value $1.00, authorized 1,000,000 shares, none issued
Common stock, par value $.01, authorized 10,000,000 shares, 7,044,655 shares issued as of June 30, 2004 and 2003	70,446	70,446
Capital in excess of par value	3,810,981	3,810,981
Retained earnings	15,215,294	15,280,249
Accumulated other comprehensive loss	(116,984)	(320,627)
Treasury stock, at cost (2,262 shares at June 30, 2004 and 2003)	(4,795)	(4,795)

Total stockholders’ equity	18,974,942	18,836,254

	$62,389,221	$62,444,191

See accompanying notes.

PVC CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended June 30

	2004	2003	2002

Net sales	$82,164,615	$76,047,910	$68,786,855
Cost and expenses:
Cost of goods sold (exclusive of depreciation and amortization expense shown separately below)	66,065,264	59,996,285	53,472,626
Selling, general and administrative expense	9,619,557	8,674,757	8,727,871
Depreciation and amortization expense	5,829,558	5,639,163	6,064,035
Provision for restructuring and other exit activities	475,677

	81,990,056	74,310,205	68,264,532

Income from operations	174,559	1,737,705	522,323
Other expenses:
Interest expense-net	(1,772,179)	(1,858,473)	(2,107,603)
Interest income	—	1,383	1,932
Other income	144,500	81,879	71,552

Loss before (benefit) for income taxes	(1,453,120)	(37,506)	(1,511,796)

(Benefit) provision for income taxes	(564,978)	(1,949)	(501,476)

Net (loss) income from continuing operations	(888,142)	(35,557)	(1,010,320)
Discontinued Operations:
Income from discontinued plastic compounding segment	1,376,412	1,516,407	2,122,539
Provision for income taxes	553,225	608,298	850,774

Income from discontinued operations	823,187	908,109	1,271,765

Net (loss) income	$(64,955)	$872,552	$261,445

(Loss) per share (basic and diluted) from continuing operations	$(0.13)	$(0.01)	$(0.14)
Earnings per share (basic and diluted) from discontinued operations	$0.12	$0.13	$0.18
(Loss) earnings per share:
Basic and diluted	$(0.01)	$0.12	$0.04
See accompanying notes.

PVC CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
	Common Stock		Capital in		Other		Total
	Issued & Outstanding		Excess of	Retained	Comprehensive	Treasury	Stockholders’
	Shares	Amount	Par Value	Earnings	Loss	Stock	Equity

Balance, June 30, 2001	7,044,655	$70,446	$3,810,981	$14,146,252	$(174,562)	$	$17,853,117
Comprehensive income:
Net income				261,445			261,445
Unrealized loss on interest rate swap, net of taxes of $66,476					(99,714)		(99,714)

Total comprehensive income							161,731
Repurchase of common stock	(2,262)					(4,795)	(4,795)

Balance, June 30, 2002	7,042,393	70,446	3,810,981	14,407,697	(274,276)	(4,795)	18,010,053
Comprehensive income:
Net income				872,552			872,552
Unrealized loss on interest rate swap, net of taxes of $39,958					(46,351)		(46,351)

Total comprehensive income							826,201

Balance, June 30, 2003	7,042,393	70,446	3,810,981	15,280,249	(320,627)	(4,795)	18,836,254
Comprehensive income:
Net loss				(64,955)			(64,955)
Unrealized gain on interest rate swap, net of taxes of $141,515					203,643		203,643

Total comprehensive income							138,688

Balance, June 30, 2004	7,042,393	$70,446	$3,810,981	$15,215,294	$(116,984)	$(4,795)	$18,974,942

See accompanying notes.

PVC CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended June 30

	2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(64,955)	$872,552	$261,445
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,263,328	6,022,207	6,431,351
Amortization of deferred financing costs	164,823	160,388	126,385
Deferred income taxes	434,417	754,484	(893,993)
Gain on sale of equipment	(144,500)	(2,700)
Loss (gain) on sale of building	122,322		(40,952)
Changes in assets and liabilities:
Accounts receivable	(2,502,474)	(187,528)	127,758
Inventories	64,078	(1,590,738)	1,397,080
Prepaid expenses and other current assets	(297,989)	134,221	794,063
Other assets	17,697	17,696	655,956
Accounts payable and accrued expenses	1,772,193	(371,904)	(140,417)
Income taxes payable		(913,548)	913,548

Net cash provided by operating activities	5,828,940	4,895,130	9,632,224
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(4,610,987)	(5,761,598)	(2,729,520)
Proceeds from sale of equipment	144,500	2,700
Proceeds from sale of building	175,587		112,618

Net cash (used in) investing activities	(4,290,900)	(5,758,898)	(2,616,902)
CASH FLOWS FROM FINANCING ACTIVITIES
Treasury shares purchased			(4,795)
Net (payments) proceeds from revolving credit line	(594,113)	1,384,515
Proceeds from long-term debt	2,531,818	2,772,866	576,893
Payments on indebtedness	(3,762,980)	(3,239,920)	(7,402,005)
Deferred financing costs	(20,000)	(37,761)	(30,000)

Net cash (used in) provided by financing activities	(1,845,275)	879,700	(6,859,907)

Net (decrease) increase in cash and cash equivalents	(307,235)	15,932	155,415
Cash and cash equivalents, beginning of year	673,055	657,123	501,708

Cash and cash equivalents, end of year	$365,820	$673,055	$657,123

See accompanying notes.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2004, 2003 AND 2002
1.     Summary of Significant Accounting Policies

Organization and Business
      PVC Container Corporation (the “Company”) was incorporated in Delaware on June 14, 1968. The Company’s major business is the manufacture and sale of a line of plastic bottles made from polyvinyl chloride (PVC) compounds, high density polyethylene resins and polyethylene terephthalate (PET). These bottles are used primarily for packaging cosmetics, toiletries, foods, household chemicals, lawn and garden supplies, and industrial chemical products. The Company produces and sells polyvinyl chloride which is used by the Company or sold to other plastic bottle manufacturers whose products compete with those produced by the Company. Our businesses are based in the United States.

Consolidation
      The accompanying financial statements include the accounts of PVC Container Corporation and its wholly-owned subsidiaries, Novapak Corporation, Airopak Corporation, Marpac Industries Inc., and PVC Container International Sales Corporation, a foreign sales company incorporated in the U.S. Virgin Islands. All inter-company accounts have been eliminated.

Cash Equivalents
      The Company considers investments with maturities of three months or less when acquired to be cash equivalents.

Inventories
      Inventories are stated at the lower of cost or market value. Cost is determined under the first-in, first-out (“FIFO”) method.

Depreciation
      Depreciation is provided on a straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations as incurred. Major renewals and betterments are capitalized.

Intangibles
      Effective July 1, 2002, the Company adopted the provisions of FASB Statement No. 142, Goodwill and Other Intangible Assets (SFAS 142). Under these rules, goodwill is no longer subject to amortization but is reviewed for potential impairment upon adoption and thereafter annually or upon the occurrence of an impairment indicator. SFAS 142 prescribes a two-phase process for impairment testing of goodwill. The first phase screens for impairment, while the second phase measures the impairment. The carrying amount of the Company’s goodwill is reviewed on a regular basis for any signs of an impairment. The Company determines if the carrying amount is impaired based on anticipated cash flows. In the event of impairment, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows, discounted at a rate commensurate with the associated risk. The Company completed the annual impairment test in fiscal 2004 and passed the first phase of the impairment test; therefore, no further testing was required.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The annual amortization of goodwill, which would have approximated $293,000 is no longer required in 2004 or 2003. The following table reflects unaudited adjusted results of operations of the Company giving effect to SFAS 142 as if it were adopted on July 1, 2001.

	Year Ended June 30,

	2004	2003	2002

Net (loss) income, as reported	$(64,955)	$872,552	$261,445
Add back: amortization expense	—	—	293,000

Net (loss) income, as adjusted	$(64,955)	$872,552	$554,445

Basic and diluted net (loss) income per share, as adjusted
Basic	$(.01)	$.12	$.08
Diluted	$(.01)	$.12	$.08

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.     Summary of Significant Accounting Policies

Income Taxes
      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Concentration of Credit Risk
      The Company grants trade credit to its customers, who are primarily manufacturers of personal care products, food, household chemicals, and lawn and garden and industrial chemical products, and to bottle distributors who sell to such manufacturers. The Company performs periodic credit evaluations of its customers and generally does not require collateral. Sales and accounts receivable from customers are denominated in U.S. dollars. The Company has not experienced significant losses related to receivables from individual customers. The Company maintains allowances for doubtful accounts for estimated losses resulting from customers’ failure to make mandatory payments.

Revenue Recognition
      Revenue is recognized upon shipment of the product. Sales are shown net of returns, allowances and discounts. In accordance with Emerging Issues Task Force EITF 00-10, Accounting for Shipping and Handling Fees and Costs, the Company reports amount billed to customers for shipping and handling fees as sales in the Company’s Consolidated Statements of Operations. Costs incurred by the Company for shipping and handling fees are reported as cost of sales.

Research and Development Costs
      All research and development costs are charged to expense as incurred and amounted to $323,000, $290,000 and $263,000, in 2004, 2003 and 2002, respectively.

Impairment of Long-Lived Assets
      The Company records impairment losses on long-lived assets used in operations or expected to be disposed of when events and circumstances indicate that the assets might be impaired and when those assets are expected to generate undiscounted cash flows that would be less than their carrying amounts.

Stock-Based Compensation
      As permitted by Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation (SFAS 123), the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock option plans. Under APB 25, compensation expense is calculated at the time of option grant based upon the difference between the exercise price of the option and the fair market value of the Company’s common stock at the date of grant, and is recognized over the vesting period.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      SFAS 123 requires pro forma information regarding net income and earnings per share as if the Company had accounted for its employee stock options and warrants (“equity awards”) under the fair value method of SFAS 123. The fair value of the Company’s equity awards was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2003 and 2002, respectively: risk-free interest rates of approximately 2.4% and 4.1%, expected volatility of 0.6 and 0.4; expected option life equal to the vesting period, and an expected dividend yield of 0.0%. No options were granted in 2004.
      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.
      The following table illustrates the effect on net income (loss) and net income (loss) per common shares for the three fiscal years ended June 30, 2004, as if the Company had applied the fair value method to measure stock-based compensation, required under the disclosure provision of SFAS 123:

	2004	2003	2002

Net (loss) income as reported	$(64,955)	$872,552	$261,445
Add: Stock based compensation included in reported net income, (loss), net of taxes	—	—	—
Deduct: Stock-based compensation expense under fair value report, net of taxes	(26,028)	(9,225)	(45,917)

Pro forma net (loss) income	(90,983)	$863,327	$215,528
Income (loss) per share:
Net income (loss) as reported:
Basic	$(.01)	$.12	$.04
Diluted	$(.01)	$.12	$.04
Pro forma net income (loss)
Basic	$(.01)	$.12	$.04
Diluted	$(.01)	$.12	$.04

Per Share Information
      Per share information is presented in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share includes the dilutive effect of all such securities.

Derivative Instruments and Hedging Activities
      The Company recognizes all of its derivative instruments on the balance sheets as either assets or liabilities at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, (based upon the exposure being hedged), as either a fair value hedge, a cash flow hedge, or a hedge of a net investment in a foreign operation.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For a derivative instrument that is designated and qualifies as cash flow hedge (i.e., hedges the exposure to variability on expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on a derivative instrument that is designated and qualifies as a cash flow hedge is reported as a component of other comprehensive income and reclassified into earnings in the period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, is recognized in current earnings to the extent it exceeds the cumulative change in the present value of future cash flows of the hedged item. There have been no such gains or losses recorded by the Company.
      At June 30, 2004, the Company had interest-rate swap agreements, designated as cash flow hedges, that effectively convert approximately $6,008,213 of its floating-rate debt to a fixed-rate through August 2005. The interest rate swap agreements hedge the floating interest rate by reducing the impact of interest rate changes on future interest expense. The fair value of the interest-rate swap at June 30, 2004, was approximately $198,000, based upon bank valuation, and is included in the accompanying consolidated balance sheet. Losses reported in accumulated, other comprehensive loss, that are expected to be reclassified into earnings in the next twelve months total approximately $170,000 before taxes.

Impact of Recently Issued Accounting Standards
      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 is the interpretation of Accounting Research Bulletin No. 51 Consolidated Financial Statements, which addresses consolidation by business enterprises of variable interest entities. FIN 46 is effective immediately for all variable interest entities created after January 31, 2003 and became effective for the Company for periods ending after March 15, 2004, for variable interest entities in which it holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have any impact on the Company’s financial position, results of operations and cash flows.
      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). The Statement is effective for contracts entered into or modified after June 30, 2003, and hedging relationships designated after June 30, 2003. Certain provisions of this statement relating to SFAS 133 implementation issues that have been effective for prior fiscal quarters will continue to be applied in accordance with their respective effective dates. The Company does not expect that the adoption of SFAS 149 will have an impact on its financial position, results of operations or cash flows.
      In December of 2003, the FASB revised Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” This statement, as revised, retains the disclosure requirements of the original statement, which it replaces, and requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The annual financial statement disclosures are effective for the Company for the fiscal year ended June 30, 2004 and have been incorporated in Note 7.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates that affect the financial statements include, but are not limited to, recoverability of inventories, collectibility of accounts receivable, returns, useful lives of property, plant and equipment and related amortization periods, recoverability of long-lived assets and fair value of net assets held for sale.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Inventories
      Inventories consist of the following:

	2004	2003

Raw materials	$4,980,080	$6,023,810
Finished goods	6,742,899	6,264,247
Reserves	(876,888)	(1,036,762)

	10,846,091	11,251,295
Molds for resale, in production	945,212	840,605
Supplies	670,360	433,841

Total inventories	$12,461,663	$12,525,741

3.	Properties, Plant and Equipment

			Estimated
			Useful Life in
	2004	2003	Years

Land	$650,686	$686,343
Building and improvements	16,822,306	16,773,267	20-25
Machinery and equipment	57,720,614	53,722,845	7-10
Molds	7,218,843	6,003,311	3-5
Office furniture and equipment	4,225,096	3,845,375	5-10
Motor vehicles	125,718	125,718	3-5
Leasehold improvements	24,845	24,845	12
Construction in Progress	31,262	1,589,124

	86,819,370	82,770,828
Less accumulated depreciation	58,209,992	52,473,453

	$28,609,378	$30,297,375

      Depreciation expense and amortization expense for 2004, 2003 and 2002 were $6,262,000, $6,021,000 and $6,430,000 and $1,000, $1,000 and $294,000 respectively.
4.     Accrued Expenses
      Accrued expenses at June 30 consists of:

	2004	2003

Accrued payroll	$236,307	$433,316
Accrued vacation	731,135	713,247
Accrued employee benefits	535,921	737,654
Other accrued expenses	870,125	791,691

	$2,373,488	$2,675,908

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
5.     Long-Term Debt and Pledged Assets
      Long-term debt at June 30 consists of the following:

	2004	2003

Notes payable:
South Carolina Economic Development Authority:
Loan	$3,595,765	$3,595,955
Pennsylvania Industrial Development Authority:
Loan	617,043	695,905
GE Capital Public Finance:
Equipment loans	1,224,080	1,575,350
Building loan	3,083,305	3,300,488
PNC Bank:
Term notes	6,522,052	8,528,844
Revolving line of credit	8,305,291	8,899,404
Other	4,659,344	3,236,208

	28,006,879	29,832,154
Less current portion	(3,929,649)	(3,351,266)

	$24,077,230	$26,480,888

      Maturities of long-term debt are as follows: 2005-$3,929,649; 2006-$14,073,041; 2007-$2,299,565; 2008-$1,704,683; 2009-$743,998; and 2010 to 2016-$5,255,943. Interest paid amounted to $1,871,346, $1,946,630, and $2,358,089 in 2004, 2003, and 2002, respectively.

PNC Agreement
      The Company entered into a $43,750,000 senior secured credit facility with PNC Bank in August 2000. The credit facility is structured as a five-year $25,000,000 senior revolving credit facility, a five-year $12,183,000 senior term loan, a five-year $3,846,000 standby letter of credit, and a $2,000,000 capital expenditure line. At June 30, 2004, the Company was in compliance with all of the credit facility’s covenants. The credit facility is secured by accounts receivable, inventories, property, plant and equipment.
      The Term Notes bear interest at LIBOR plus 250 basis points and the revolving line bears interest at LIBOR plus 200 basis points. The effective interest rates of the term loan and revolver were 3.98% and 3.49%, respectively, in fiscal 2004. The Company entered into interest-rate swap agreements (Note 1) to effectively convert a portion of the floating Term Note debt interest to a fixed rate.
      The $2 million capital expenditure line of credit bears interest at the prime rate. Borrowings against this line totaled approximately $.9 million at June 30, 2004.

Note Payable — South Carolina Economic Development Authority (“S.C. EDA”)
      This note was obtained to finance the construction of the Company’s South Carolina manufacturing facility and is due April 1, 2016. Prepayments may be made without penalty. This note is subject to prior mortgages in favor of the PNC Bank. The effective interest rate on this obligation was 1.1% in fiscal 2004 and 1.4% in fiscal 2003. The note is secured by property, plant and equipment.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      S.C. EDA has issued tax exempt bonds to fund the debt. Should the tax exempt status of this bond issue be negated, the interest rate on this note would be retroactively adjusted. The Company has an unused letter of credit amounting to approximately $3.6 million in conjunction with this note.

Note Payable — Pennsylvania Industrial Development Authority
      During fiscal year 1999, the Company obtained a $1.0 million loan from the Pennsylvania Industrial Development Authority (“PIDA”) to assist in financing the construction of its Hazleton, Pennsylvania manufacturing facility. The loan is payable in 145 equal monthly installments of $8,634, with an interest rate of 3.75% and a maturity date of March 1, 2011. The loan may be prepaid in whole or in part subject to certain requirements stated in the loan agreement. The loan is secured by the property of the manufacturing facility.

GE Capital Public Finance Building and Equipment Loans
      During fiscal year 1998, the Hazleton Area Industrial Development Authority approved $7,250,000 tax-exempt Industrial Development Bonds. The Bonds were purchased and are held by GE Capital Public Finance, Inc. to finance a loan to the Company in conjunction with the Company’s Hazleton, Pennsylvania manufacturing facility. The loan is payable in 144 decreasing monthly installments at an interest rate of 5.15%, with a final lump sum payment of $1,860,530 due June 15, 2010. The loan may be prepaid in whole or in part subject to certain requirements stated in the loan agreement. The loan is secured by the property of the manufacturing facility.
      During fiscal 1997, the City of Paris, Illinois approved $1,200,000 Series 1997A and $2,300,000 Series 1997B Industrial Development Revenue Bonds. The bonds were purchased and are held by GE Capital Public Finance, Inc. to finance a loan to the Company in conjunction with the Company’s expansion of its Paris, Illinois manufacturing facility. The loan is payable in 120 decreasing monthly installments at an interest rate of 5.90%, with a final lump sum payment of $602,952 due April 1, 2007. The loan may be prepaid in whole or in part subject to certain requirements stated in the loan agreement. The loan is secured by the property and the equipment. The Company has unused letters of credit amounting to approximately $1.2 million in conjunction with this loan.
      The bonds issued by the City of Paris to fund the debt are tax exempt. Should the tax-exempt status of these bonds be negated, the interest rate of on the related note would be retroactively adjusted.

Other
      Other loans consist of notes payable to various banks for equipment, real estate improvements and development and expansion of the Company’s manufacturing plants. The notes bear interest at rates ranging from 3% to 9.5% and are payable in monthly installments through 2011. The loans are secured by the Company’s equipment, land and buildings.
      The carrying amounts of the aforementioned debt agreements approximate fair value.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
6.     Operating Leases
      Minimum rental commitments under non-cancelable operating leases are payable as follows:

Year	Amount

2005	$934,197
2006	1,098,602
2007	714,364
2008	686,430
2009	577,771
Thereafter	1,465,410
      Rental expense for operating leases amounted to $1,316,506 and $1,139,611, and $1,124,857 in fiscal 2004, 2003, and 2002, respectively. The executive office lease is for a term of ten years that commenced January 1, 1999 and has a rent escalation clause as follows: monthly rental is $15,500 until December 31, 2004, then $16,275 until December 31, 2006 and then $17,050 until the end of the term.
7.     Pension Plan
      On September 1, 1990, the Company instituted a non-contributory defined benefit pension plan for all eligible full-time union employees. Benefits are based on years of service. The Company contributes to the plan amounts, actuarially determined by the Unit Credit Actuarial Cost Method, that provides the plan with sufficient assets to meet future benefit payment requirements. The plan’s assets are invested principally in short-term investments.
      The pension plan assets are invested with the objective of being able to meet current and future benefit payment needs, while controlling pension expense volatility and future contributions. Plan assets are diversified between fixed income investments, cash and U.S. equities. The strategic target allocation is 100% fixed income investments. The weighted-average asset allocation for our pension plans at June 30, 2004, 2003 and 2002 was 100% for fixed income securities.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth the plan’s funded status and the amount recognized in the Company’s consolidated balance sheet:

	June 30

	2004	2003

Change in benefit obligation:
Benefit obligation at beginning of year	$1,002,864	$933,277
Service cost	6,788	8,298
Interest cost	62,765	70,492
Actuarial loss (gain)	(52,888)	22,018
Benefits paid	42,172	(31,221)

Benefit obligation at end of year	$977,357	$1,002,864

Change in plan assets:
Fair value of plan assets at beginning of year	$1,025,551	$1,017,742
Actual return on plan assets	52,600	39,030
Expenses	(17,126)	—
Benefits paid, including expenses	(42,172)	(31,221)

Fair value of plan assets at end of year	$1,018,852	$1,025,551

Funded status	$41,495	$22,687
Unrecognized net actuarial gain	279,785	292,328
Unrecognized prior service cost	10,055	11,730
Unrecognized transition obligation	12,069	15,087

Prepaid Pension asset	$343,404	$341,832

Weighted-average assumptions at year-end:
Interest rate used to calculate Net Periodic Pension Cost	6.75%	7.51%
Interest rate used to calculate year end disclosure information	6.75%	7.51%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	0.00%	0.00%
Components of net periodic benefit cost:
Service cost	$6,788	$8,299
Interest cost	62,765	70,492
Expected return on plan assets	(85,461)	(85,199)
Amortization of transition obligation	3,018	3,018
Amortization of prior service cost	1,675	1,675
Recognized net actuarial loss	9,642	10,872

Net periodic benefit cost	$(1,573)	$9,157

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Projection of benefits paid by the plan for next ten fiscal years

Fiscal Years	Projected Benefits

2005	$41,732
2006	$40,857
2007	$40,904
2008	$40,900
2009	$43,687
Sum of Fiscal Years 2010 thru 2014	$276,257
      Contributions for the fiscal year beginning July 1, 2004 are not available until the next valuation date is completed. In the meantime, a reasonable projection of the minimum contribution for the fiscal year beginning July 1, 2004 would be $8,662.
      To develop the expected long-term rate of return on assets assumption, the Company considered the current level of expected returns on risk free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio. The measurement date for our pension plan is June 30 of each year.
      The Company maintains a voluntary salary reduction 40l(k) plan covering all non-union and union employees with more than one year of service. Eligible employees may elect to contribute up to 15% of their salaries on a pre-tax basis and an additional 10% of their salaries on an after-tax basis up to ERISA’s maximum annual level. The Company contributes 25% on the first 6% of the union and non-union employees’ pre-tax contribution. The Company may make additional discretionary contributions to the plan based on earnings. The Company contributed $136,894, $143,716 and $136,340 in 2004, 2003, and 2002, respectively.
8.     Common Stock and Stock Options
      In 1997, the Company’s Board of Directors approved and ratified an incentive stock option plan to enable the Company to grant options to purchase up to 600,000 shares of the Company’s common stock through the plan’s expiration on January 16, 2007. This plan conforms to the requirements of Rule 16b-3 of the Securities Exchange Act of 1934. The options granted vest at the rate of 25% per year. All options have been granted at fair market value.

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of stock option activity follows:

		Weighted-
		Average
		Exercise
	Options	Price

Outstanding at June 30, 2001	368,800	$4.46
Granted	191,000	2.82
Forfeited	(15,000)	4.96
Exercised	—	—

Outstanding at June 30, 2002	544,800	4.10
Granted	10,000	1.55
Forfeited	(60,000)	3.69
Exercised	—	—

Outstanding at June 30, 2003	494,800	4.07
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at June 30, 2004	494,800	$4.07

Exercisable at June 30, 2001	325,550	$4.74

Exercisable at June 30, 2002	415,300	$4.50

Exercisable at June 30, 2003	423,050	$4.37

Exercisable at June 30, 2004	467,050	$4.22

      Exercise prices for options outstanding as of June 30, 2004, ranged from $1.55 to $6.38 per share. The weighted average remaining contractual life of these options is 7 years.
9.     Income Taxes
      The provision (benefit) for income taxes consists of:

	2004	2003	2002

Current:
Federal	$(345,780)	$746,934	$897,168
State	(100,390)	220,186	274,947

	(446,170)	967,120	1,172,115
Deferred:
Federal	336,677	(277,794)	(637,683)
State	97,740	(82,977)	(185,134)

	434,417	(360,771)	(822,817)

Total provision (benefit)	$(11,753)	$606,349	$349,298

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets as of June 30 are as follows:

	2004	2003

Deferred tax liabilities:
Long-lived assets and other	$2,628,292	$2,423,711

Total deferred tax liabilities	$2,628,292	$2,423,711
Deferred tax assets:
Bad debt reserves	301,766	359,793
Inventory reserves	350,755	414,704
Accrued liabilities and other	634,282	883,657

Total deferred tax assets	1,286,803	1,658,154

Net deferred tax liabilities	$1,341,489	$765,557

      A reconciliation of the income tax provision and the amount computed by applying the statutory federal income tax rate to earnings before income taxes is as follows:

	2004	2003	2002

Federal tax at statutory rate	(34)%	34%	34%
Effect of:
State income taxes, net of federal income tax benefit	(1)	6	9
Goodwill amortization	0	0	16
Meals and entertainment and other permanent differences	20	(1)	(2)

Effective income tax rate	(15)%	41%	57%

      The change in the effective tax rate from 2003 to 2004 is primarily attributable to the decrease in pre tax income, while the amount of meals and entertainment and other permanent differences remain consistent from year to year.
      Income taxes paid amounted to $334,779, $1,246,078, and $244,000, in fiscal 2004, 2003, and 2002, respectively.
10.     Earnings per Share
      The following table sets forth the computation of weighted-average shares outstanding for calculating basic and diluted earnings per share for the years ended June 30, 2004, 2003, and 2002. Income available to common stockholders for both basic and diluted earnings per share is the same as net income presented in the statements of income for the years ended June 30, 2004, 2003, and 2002.

	2004	2003	2002

Weighted-average shares for basic earnings per share	7,042,393	7,042,393	7,044,379
Effect of dilutive securities:
Employee stock options	—	1,092	—

Adjusted weighted-average shares for diluted earnings per share	7,042,393	7,043,485	7,044,379

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
11.     Segments
      The Company identifies its segments based upon differences in the types of products each sells. The Company currently has two reportable segments: Plastic Containers and Compound. The Plastic Containers segment manufactures custom designed PET, HDPE, and PVC containers mainly for cosmetics, toiletries, foods, household chemicals, lawn and garden supplies, and industrial chemical products. The Compound segment manufactures PVC compound for internal use and for sale. Our customers use PVC compound for extruded profiles and accessories, furniture, molding and other indoor fixtures, and molded electrical and electronic housings. Both of the Company’s segments sell to customers located primarily in the United States.
      The reportable segments are managed separately because they use different manufacturing processes and serve different markets. The Company evaluates each segment’s performance based on profit or loss from operations after income taxes. The accounting policies for the reportable segments are the same as those for the Company (described in Note 1). Intersegment sales and transfers are recorded at market prices. Information on segments and a reconciliation to a consolidated total are as follows:

	2004	2003	2002

Net revenues:
Compound total	$22,305,864	$20,851,641	$21,261,456
Intersegment revenue — Compound	(6,723,968)	(6,466,334)	(5,971,921)

Revenues from External customers — compound	$15,581,896	$14,385,307	$15,289,535
Plastic Containers	82,164,615	76,047,910	68,786,855

Total consolidated net revenues	$97,746,511	$90,433,217	$84,076,390

Depreciation and amortization expense:
Compound	$433,770	$383,044	$367,316
Plastic Containers	5,829,558	5,639,163	6,064,035

Total consolidated depreciation and amortization expense	$6,263,328	$6,022,207	$6,431,351

Interest expense:
Compound	$92,259	$85,618	$107,055
Plastic Containers	1,772,179	1,858,473	2,107,603

Total consolidated interest expense	$1,864,438	$1,944,091	$2,214,658

Net income (loss):
Compound (discontinued operations)	$823,187	$908,109	$1,271,765
Plastic Containers	(888,142)	(35,557)	(1,010,320)

Total consolidated net (loss) income	$(64,955)	$872,552	$261,445

Total assets:
Compound	$6,058,541	$5,933,014	$6,612,289
Plastic Containers	56,330,680	56,511,177	54,642,771

Total consolidated assets	$62,389,221	$62,444,191	$61,255,060

Capital expenditures:
Compound	$675,446	$321,358	$190,708
Plastic Containers	3,935,541	5,440,240	2,538,812

Total consolidated capital expenditures	$4,610,987	$5,761,598	$2,729,520

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
12.     Quarterly Financial Data

Selected Quarterly Financial Data (Unaudited)
      The following tables present selected financial data by quarter for the years ended June 30, 2004, and 2003:

		Second		Fourth
	First Quarter	Quarter	Third Quarter	Quarter

2004
Net Sales	$17,567,198	$17,629,832	$22,555,555	$24,312,030
Cost and expenses:
Cost of goods sold (exclusive of depreciation and amortization expense shown separately below)	$14,172,276	$14,217,128	$17,776,219	$19,799,641
Selling, general and administrative expenses	2,183,799	2,068,192	2,539,707	2,827,859
Depreciation and amortization	1,409,959	1,476,589	1,519,422	1,423,588
Goodwill impairment charges
Provision for restructuring and other exit activities	116,271	160,214	185,505	13,687
Asset Impairment	0	0	0	0

	17,882,305	17,922,123	22,020,853	24,064,775

(Loss) income from operations	(315,107)	(292,291)	534,702	247,255
Other income (expense):
Interest expense	(468,440)	(462,997)	(433,973)	(406,769)
Interest Income	0	0	0	0
Other income	0	144,500	0	0

	(468,440)	(318,497)	(433,973)	(406,769)

(Loss) income before (benefit) provision for income taxes	(783,547)	(610,788)	100,729	(159,514)

(Benefit) provision for income taxes	(305,184)	(236,986)	39,083	(61,891)

(Loss) income from continuing operations	(478,363)	(373,802)	61,646	(97,623)

Discontinued operations

Income from discontinued plastic compounding segment before (benefit) provision for income taxes	493,469	141,499	441,485	299,959
Provision for income taxes	186,252	44,578	189,739	132,656

Income from discontinuing operations	307,217	96,921	251,746	167,303
Net (loss) Income from operations	$(171,146)	$(276,881)	$313,392	$69,680

(Loss) income per share (basic and diluted)	$(0.02)	$(0.04)	$0.04	$0.01

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Second		Fourth
	First Quarter	Quarter	Third Quarter	Quarter

2003
Net Sales	$16,908,863	$18,164,668	$20,182,138	$20,792,241
Cost and expenses:
Cost of goods sold (exclusive of depreciation and amortization expense shown separately below)	$13,983,389	$14,424,012	$15,287,530	$16,301,354
Selling, general and administrative expenses	2,059,725	2,114,604	2,330,430	2,169,998
Depreciation and amortization	1,369,174	1,394,251	1,397,302	1,478,436
Goodwill impairment charges
Provision for restructuring and other exit activities	0	0	0	0
Asset Impairment	0	0	0	0

	17,412,288	17,932,867	19,015,262	19,949,788

(Loss) income from operations	(503,425)	231,801	1,166,876	842,453

Other income (expense):
Interest expense	(459,995)	(456,757)	(466,698)	(475,147)
Interest Income	0	0	77	1,430
Other income	86,830	(7,650)	700	1,999

	(373,165)	(464,407)	(465,921)	(471,718)

(Loss) income before (benefit) provision for income taxes	(876,590)	(232,606)	700,955	370,735
(Benefit) provision for income taxes	(354,706)	(91,746)	290,470	154,033

(Loss) income from continuing operations	(521,884)	(140,860)	410,485	216,702

Discontinued operations

Income from discontinued plastic compounding segment before (benefit) provision for income taxes	535,191	406,887	346,003	228,326
Provision for income taxes	214,732	163,201	138,782	91,583

Income from discontinuing operations	320,459	243,686	207,221	136,743
Net (loss) Income from operations	$(201,425)	$102,826	$617,706	$353,445

(Loss) income per share (basic and diluted)	$(0.03)	$0.01	$0.09	$0.05
13.     Provision for Restructuring and Other Exit Activities
      In 2004, the Company recorded charges for restructuring and other exit activities of $475,000, which is reflected in the plastic container segment. During the quarter ended September 30, 2003, the Company decided to transfer a majority of the personnel and most of the equipment at its Marpac Industries subsidiary located in Kingston, NY to its Philmont, NY plant. The Kingston facility was converted to a warehouse. The workforce

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
reduction included 48 employees of which 19 were direct labor, 27 indirect labor and 2 administrative. During 2004, the Company recorded restructuring charges of $229,000 related to severance and other personnel related costs and $124,000 for equipment relocation and other transfer costs. As of June 30, 2004, $353,000 has been incurred and paid. The plastic container segment experienced manufacturing inefficiencies related to the move. These additional costs are reflected in cost of good sold.
      Certain facilities, previously classified as net assets held for disposition, were sold in April 2004 for an amount less than carrying value. The Company recorded a loss of $122,322 on the sale of the assets in provision for restructuring and other exit activities.

14.	Subsequent Event
      On September 2, 2004, Phillip L. Friedman announced his resignation as President and Chief Executive Officer of the Company and will be assuming the role of Chairman of the Company’s Board of Directors. As severance compensation, the Company shall pay Mr. Friedman an amount equal to $710,000. This agreement provides for other benefits to be provided subsequent to December 31, 2004. William J. Bergen will be assuming the titles of President and Chief Executive Officer and will serve as a Director. Mr. Bergen served as Vice President and General Manager for the Plastics Americas Business Unit of Alcan Inc., a provider of aluminum and packaging products, from 2003 to August 2004.

15.	Discontinued Operations
      In May 2005, the Company entered into a definitive purchase agreement with a third party pursuant to which the third party acquired the compound segment’s equipment, compounding recipes and customer list for $625,000 plus earn-outs payable upon the achievement of certain sales targets through December 31, 2009.
      The agreement also provides that the Company will not compete with the business for five years after the date of closing of the sale. The Company received gross proceeds of $1,125,000 (which includes the advance of $500,000 on earn-out payments) and is entitled to additional earn-out payments as described previously.
      In addition, the Company entered into a supply agreement with a third party whereby the Company will purchase from the third party specified percentages of the Company requirements of certain polyvinyl chloride compounds through December 2009 at prices specified in the supply agreement.
      As a result, the Compound segment has been reflected on the Company’s financial statements as a discontinued operation for all periods presented, unless otherwise indicated. Amounts provided in these notes to the consolidated financial statements may pertain to both continuing and discontinued operations.
      Net assets related to discontinued operations of $2.4 million, $2.5 million and $1.3 million for the years ended June 30, 2004, June 30, 2003 and nine months ended March 31, 2005, respectively, are reported on the accompanying balance sheet and consist of:

	Fiscal Year Ended
			Nine Months Ended
	June 30, 2004	June 30, 2003	March 31, 2005

Assets
Current assets:
Cash and cash equivalents from continuing operations	$365,620	$672,855	$479,979
Cash and cash equivalents from discontinued operations	200	200	200

Total cash and cash equivalents	365,820	673,055	480,179

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal Year Ended
			Nine Months Ended
	June 30, 2004	June 30, 2003	March 31, 2005

Accounts receivable, net from continuing operations	$12,703,070	$10,718,523	$11,805,433
Accounts receivable, net from discontinued operations	2,198,320	1,680,393	1,949,109

Total accounts receivable, net	14,901,390	12,398,916	13,754,542

Inventories from continuing operations	11,591,258	11,046,129	12,927,030
Inventories from discontinued operations	870,405	1,479,612	1,016,616

Total inventories	12,461,663	12,525,741	13,943,646

Prepaid expenses and other current assets from continuing operations	928,936	886,979	794,402
Prepaid expenses and other current assets from discontinued operations	362,241	368,461	376,634

Total prepaid expenses and other current assets	1,291,177	1,255,440	1,171,036

Deferred income taxes from continuing operations	774,460	1,261,807	2,,271,394
Deferred income taxes from discontinued operations	512,343	396,347	1,113,694

Total deferred income taxes	1,286,803	1,658,154	3,385,088

Net assets held for disposition from continuing operations	—	—	—
Net assets held for disposition from discontinued operations	1,974,101	2,189,186	1,735,891

Total net assets held for disposition	1,974,101	2,189,186	1,735,891

Total current assets from continuing operations	26,363,344	24,586,293	28,044,667
Total current assets from discontinued operations	3,943,509	3,925,013	6,425,715

Total current assets	30,306,853	28,511,306	34,470,382
Properties, plant and equipment, net from continuing operations	25,990,887	27,920,559	22,762,084
Properties, plant and equipment, net from discontinued operations	644,390	187,630	23,557

Total properties, plant and equipment, net	26,635,277	28,108,189	22,785,641

Goodwill from continuing operations	3,296,298	3,296,298	—
Goodwill from discontinued operations	—	—	—

Total goodwill	3,296,298	3,296,298	—

Other assets from continuing operations	167,808	312,631	87,794
Other assets from discontinued operations	8,884	226,581	—

Total other assets	176,692	539,212	87,794

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal Year Ended
			Nine Months Ended
	June 30, 2004	June 30, 2003	March 31, 2005

Total assets from continuing operations	$55,818,337	$56,115,781	$50,894,545
Total assets from discontinued operations	6,570,884	6,528,410	6,449,272

Total assets	$62,389,221	$62,444,191	$57,343,817

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable from continuing operations	7,475,173	5,370,636	7,442,438
Accounts payable from discontinued operations	2,732,169	2,762,092	1,978,999

Total accounts payable	10,207,342	8,132,728	9,421,437

Accrued expenses from continuing operations	1,937,529	2,304,086	1,276,230
Accrued expenses from discontinued operations	435,959	371,822	1,434,522

Total accrued expenses	2,373,488	2,675,908	2,710,752

Current portion of long-term debt from continuing operations	3,722,146	3,258,114	2,671,852
Current portion of long-term debt from discontinued operations	207,503	93,152	186,336

Total current portion of long-tern debt	3,929,649	3,351,266	2,858,188

Total current liabilities from continuing operations	13,134,848	10,932,836	11,390,520
Total current liabilities from discontinued operations	3,375,631	3,227,066	3,599,857

Total current liabilities	16,510,479	14,159,902	14,990,377
Long-term debt from continuing operations	23,749,169	26,324,961	25,842,041
Long-term debt from discontinued operations	328,061	155,927	194,420

Total long-term debt	24,077,230	26,480,888	26,036,461

Interest rate swap from continuing operations	198,278	543,436	50,164
Interest rate swap from discontinued operations	—	—	—

Total interest rate swap	198,278	543,436	50,164

Deferred income taxes from continuing operations	2,341,755	2,187,590	3,156,739
Deferred income from discontinued operations	286,537	236,121	9,034

Total deferred income taxes	2,628,292	2,423,711	3,165,773

Other liabilities from continuing operations	—	—	100,000
Other liabilities from discontinued operations	—	—	—

Total other liabilities	—	—	100,000

PVC CONTAINER CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal Year Ended
			Nine Months Ended
	June 30, 2004	June 30, 2003	March 31, 2005

Stockholders’ equity:
Preferred stock, par value $1.00, authorized 1,000,000 shares, none issued Common Stock, par value $.01 authorized 10,000,000 shares 7,044,655 issued as of March 31, 2005, June 30, 2004 and 2003	$70,446	$70,446	$70,446
Capital in excess of par value continuing operations	3,810,981	3,810,981	3,810,981
Retained earnings continuing operations	15,215,294	15,280,249	9,154,007
Accumulated other comprehensive loss	(116,984)	(320,627)	(29,597)
Treasury stock, at cost (2,262 shares at March 31, 2005, June 30, 2004 and 2003)	(4,795)	(4,795)	(4,795)

Total stockholders’ equity	18,974,942	18,836,254	13,001,042

	$62,389,221	$62,444,191	$57,343,817

PVC CONTAINER CORPORATION
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
(CONTINUING AND DISCONTINUED OPERATIONS)

Column A	Column B	Column C		Column D	Column E

		Additions

			Charged to
	Balance	Charged to	Other	Amount
	Beginning	costs And	Accounts	Written Off	Balance End
Description	Of Year	Expenses	(Described)	Against Reserve	Of Year

Valuation accounts deducted from assets to which they apply:

June 30, 2004:
Accounts receivable	$999,000	$356,000	$277,000*	$945,000	$687,000
Inventory	1,037,000	1,019,207	—	1,179,207	877,000

June 30, 2003:
Accounts receivable	970,000	137,000		108,000	999,000
Inventory	1,155,000	412,000		530,000	1,037,000

June 30, 2002:
Accounts receivable	2,012,000	874,000		1,916,000	970,000
Inventory	710,000	1,137,000		692,000	1,155,000

*	Charges to revenues to accrue for customer returns and allowances.

ANNEX D
PVC CONTAINER CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

PVC CONTAINER CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	June 30,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$480,179	$365,820
Accounts receivable, net	13,754,542	14,901,390
Inventories	13,943,646	12,461,663
Prepaid expenses and other current assets	1,171,036	1,291,177
Deferred income taxes	3,385,088	1,286,803
Net assets held for disposition	1,735,891	—

Total current assets	34,470,382	30,306,853
Properties, plant and equipment at cost, net	22,785,641	28,609,378
Goodwill, net of accumulated amortization	—	3,296,298
Other assets	87,794	176,692

	$57,343,817	62,389,221

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,421,437	$10,207,342
Accrued expenses	2,710,752	2,373,488
Current portion of long-term debt	2,858,188	3,929,649

Total current liabilities	14,990,377	16,510,479
Long-term debt	26,036,461	24,077,230
Interest rate swap	50,164	198,278
Deferred income taxes	3,165,773	2,628,292
Other liabilities	100,000	—
Stockholders’ equity:
Preferred stock, par value $1.00, authorized 1,000,000 shares, none issued	—	—
Common stock, par value $.01, authorized 10,000,000 shares, 7,044,655 shares issued and outstanding as of March 31, 2005 and June 30, 2004	70,446	70,446
Capital in excess of par value	3,810,981	3,810,981
Retained earnings	9,154,007	15,215,294
Accumulated other comprehensive loss	(29,597)	(116,984)
Treasury stock, at cost (2,262 shares at March 31, 2005 and June 30, 2004)	(4,795)	(4,795)

Total stockholders’ equity	13,001,042	18,974,942

	$57,343,817	$62,389,221

See accompanying notes.

PVC CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31

	2005	2004	2005	2004

Net sales	$22,414,988	$22,655,555	$61,976,990	$57,852,585
Cost and expenses:
Cost of goods sold (exclusive of depreciation and amortization expense shown separately below)	18,231,540	17,876,219	50,863,577	46,265,623
Selling, general and administrative expenses	2,397,344	2,539,707	8,132,441	6,791,689
Depreciation and amortization	1,325,894	1,519,422	3,896,374	4,405,970
Goodwill impairment charges	—	—	3,296,299	—
Provision for restructuring and other exit activities	50,926	185,505	623,825	461,990
Asset impairment	3,727	—	452,342	—

	22,009,431	22,120,853	67,264,858	57,925,272

Income (loss) from operations	405,557	534,702	(5,287,868)	(72,687)
Other income (expense):
Interest expense-net	(450,459)	(433,973)	(1,286,679)	(1,365,410)
Other income	36,700	—	79,700	144,500

	(413,759)	(433,973)	(1,206,979)	(1,220,910)

(Loss) Income before benefit (provision) for income taxes	(8,202)	100,729	(6,494,847)	(1,293,597)
Benefit (provision) for income taxes	3,981	(42,515)	1,099,860	491,570

(Loss) income from continuing operations	(4,221)	58,214	(5,394,987)	(802,027)
Discontinued operations:
(Loss) income from discontinued plastic compounding segment (including fixed asset impairment charge of, $0, $733,081, $0, respectively)	(422,944)	441,485	(802,095)	1,076,453
Benefit (provision) for income taxes	204,620	(186,307)	135,795	(409,052)

(Loss) income from discontinued operations	(218,324)	255,178	(666,300)	667,401
Net (loss) income	$(222,545)	$313,392	$(6,061,287)	$(134,626)

(Loss) income per share (basic and diluted)	$(0.03)	$0.04	$(0.86)	$(0.02)

See accompanying notes.

PVC CONTAINER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	March 31

	2005	2004

CASH FLOWS FROM CONTINUED AND DISCONTINUED OPERATING ACTIVITIES
Net loss	$(6,061,287)	$(134,626)
Adjustments to reconcile net loss to net cash provided by continued and discontinued operating activities:
Depreciation and amortization	4,246,024	4,727,927
Goodwill impairment	3,296,299	—
Asset impairment	1,185,423	—
Amortization of deferred financing costs	134,868	135,700
Deferred income taxes	(1,621,531)	(302,074)
Gain on sale of equipment	(80,550)	(144,500)
Insurance recovery	(30,000)	—
Loss on sale of building	—	122,322
Changes in assets and liabilities:
Accounts receivable, net of allowances	1,146,848	(1,384,400)
Inventories	(1,481,983)	(2,721,065)
Prepaid expenses and other current assets	120,141	(287,673)
Other assets	4,029	13,272
Accounts payable and accrued expenses	(348,641)	(442,109)

Net cash provided (used) by continued and discontinued operating activities	509,640	(417,226)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(2,039,877)	(3,722,012)
Proceeds from sale of equipment	80,550	144,500
Proceeds from sale of building	696,278	175,587
Insurance recoveries	30,000	—

Net cash used in investing activities	(1,233,049)	(3,401,925)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit line	3,243,097	3,606,415
Payments of indebtedness	(2,738,069)	(2,775,440)
Proceeds from long-term debt	382,740	2,531,818
Deferred financing costs	(50,000)	(20,000)

Net cash provided by financing activities	837,768	3,342,793

Net increase (decrease) in cash and cash equivalents	114,359	(476,358)
Cash and cash equivalents at beginning of period	365,820	673,055

Cash and cash equivalents at end of period	$480,179	$196,697

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$1,306,022	$1,436,155

Income taxes paid	$32,625	$316,617

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Description of Business

General
      PVC Container Corporation (the “Company”) was incorporated in Delaware in 1968. The Company’s major business activity is manufacturing and selling a line of plastic bottles made from polyvinyl chloride (“PVC”) compounds, high-density polyethylene (“HDPE”), and polyethylene terephthalate (“PET”) resins. The Company sells these bottles through Novapak Corporation, which is a wholly-owned subsidiary. Another wholly-owned subsidiary, Airopak Corporation, produces bottles that are fluorinated to improve the chemical resistance and barrier properties. The Company’s products are used primarily to package cosmetics, toiletries, foods, household chemicals, and lawn and garden and industrial chemical products.
      In addition to plastic bottles, the Company produces and sells PVC compounds through its wholly-owned subsidiary, Novatec Plastics Corporation. The Company uses these compounds and sells them to other plastic bottle manufacturers whose products compete with those the Company produces.
      During the last several years, the Company has endeavored to diversify its PVC compound business. The Company has developed and begun to sell several types of specialty PVC compounds for non-bottle applications, including extruded profiles and accessories, furniture, molding and other indoor fixtures, and a variety of injection molded electrical and electronic housings.

Note 2.	Basis of Presentation
      The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting, pursuant to the rules and regulations of the Securities and Exchange Commission. In management’s opinion, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company’s financial position as of March 31, 2005, and the results of operations and cash flows for the three-and nine-month periods ended March 31, 2005 and 2004. Operating results for the three-and, nine-month periods ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ended June 30, 2005.
      The accompanying consolidated financial statements include the accounts of PVC Container Corporation and its wholly-owned subsidiaries: Novapak Corporation; Novatec Plastics Corporation; Marpac Industries, Inc.; Airopak Corporation; and PVC Container International Sales Corporation, a foreign sales company that was dissolved effective June 29, 2004. All inter-company accounts have been eliminated. While the Company believes the disclosures presented are adequate to make the information not misleading, these consolidated financial statements should be read in conjunction with the financial statements and the notes included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2004.

Discontinued Operations
      In May 2005 the Company signed a non-binding asset purchase agreement with a third party to sell certain assets that are a component of the Compound segment. Due diligence is not completed and the transaction is expected to close in the fourth quarter. All of the fixed assets of Compound segment have been classified as assets held for sale. Management does not anticipate any significant changes to the asset purchase agreement, or expect that the asset purchase agreement will be withdrawn. As a result, the Compound segment has been reflected in the Company’s financial statements as a discontinued operation for all periods presented, unless otherwise indicated. Amounts provided in these notes to the consolidated financial statements may pertain to both continuing and discontinued operations. Sales for this discontinued segment see Note 7.
      Diluted earnings per share are based on the average number of common shares outstanding during each period, assuming exercise of all stock options having exercise prices less than the average market price of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
common stock using the treasury stock method. The weighted average number of shares of common stock used in computing basic and diluted loss per share were as follows:

	Three Months Ended		Nine Months Ended
	March 31		March 31

	2005	2004	2005	2004

Weighed average common shares outstanding used to calculate basic loss per share	7,042,393	7,042,393	7,042,393	7,042,393
Net effect of dilutive securities based upon the treasury stock method using an average market price	—	—	—	—
Weighed average common and dilutive securities outstanding used to calculate diluted loss per share	7,042,393	7,042,393	7,042,393	7,042,393

      The Company has excluded all outstanding stock options because they would have had an anti-dilutive effect.

Note 3.	Stock-Based Compensation
      As permitted by Statement of Financial Accounting Standards 123 (SFAS 123), the Company has elected to follow the intrinsic value method under Accounting Principle Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and related interpretations in accounting for its employee stock option plans. Pursuant to APB 25, the Company does not recognize compensation expense at the time an option is granted as long as the exercise price of the option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant.
      As required by the disclosure provisions of SFAS 123, the following table illustrates the effect on net loss and net loss per common share as if the Company had applied the fair value method to measure stock-based compensation.

	Three Months Ended		Nine Months Ended
	March 31		March 31

	2005	2004	2005	2004

Net (loss), income as reported	$(222,545)	$313,392	$(6,061,287)	$(134,625)
Add: Stock-based compensation included in reported net loss, net of tax
Deduct: Stock-based compensation expense under fair value reporting, net of tax	$40,207	$(6,507)	$45,162	$(19,521)

Pro forma net (loss), income	$(182,338)	$306,885	$(6,016,125)	$(154,146)

Loss per share:
Net loss, as reported:
Basic	$(0.03)	$0.04	$(0.85)	$(0.02)
Diluted	$(0.03)	$0.04	$(0.85)	$(0.02)
Pro forma net loss:
Basic	$(0.03)	$0.04	$(0.85)	$(0.02)
Diluted	$(0.03)	$0.04	$(0.85)	$(0.02)

Note 4.	Impact of Recently Issued Accounting Standards
      In December 2004, the Financial Accounting Standards Board issued its final standard on accounting for share-based payments (SBP), FASB Statement No. 123R (revised 2004), which requires companies to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
expense the value of employee stock options and similar awards. The standard is effective for public companies for interim and annual periods beginning after July 1, 2005, and applies to all outstanding and unvested SBP awards. Management has been assessing the impact of this standard. The Company plans to measure the fair value of the stock options using the Black-Scholes-Merton option pricing model. Management does not expect the adoption of FASB Statement No. 123R to have a significant impact on the financial position or results of operation of the Company.

Note 5.	Inventories
      Inventories consist of:

	March 31,	June 30,
	2005	2004

Raw materials	$5,610,885	$4,980,080
Finished goods	7,884,274	6,742,899
Reserves	(1,016,060)	(876,888)

Total FIFO inventories	12,479,099	10,846,091
Molds for resale, in production	795,541	945,212
Supplies	669,006	670,360

	$13,943,646	$12,461,663

Note 6.	PNC Bank Agreement and Equipment Financing
      The Company entered into a $43,750,000 senior secured credit facility (“PNC Bank Agreement”) with PNC Bank in August 2000. The PNC Bank Agreement was a five year, $25,000,000 senior revolving credit facility; a five year, $12,183,000 senior term loan; a five year, $4,192,000 standby letter of credit; and a $2,000,000 capital expenditure line. On November 15, 2004, the PNC Bank Agreement was amended to extend the maturity of each of these four components until 2007, and to make specific changes to the credit facilities. The total senior secured credit facility was reduced to $28,532,000 (which was the outstanding facility amount at the extension date), consisting of the following: a senior revolving credit facility of $18,000,000; a senior term loan of $5,686,000; a standby letter of credit of $3,846,000; and a capital expenditure line of $1,000,000. At March 31, 2005, the Company was in compliance with all applicable debt covenants.
      The term loan bears interest at LIBOR plus 300 basis points, though the Company entered into interest-rate swap agreements to effectively convert a portion of the floating term loan debt interest to a fixed rate. The revolving credit facility bears interest at the prime rate. The $1 million capital expenditure line of credit bears interest at LIBOR plus 300 basis points. Borrowings under the PNC Bank Agreement totaled approximately $16.9 million at March 31, 2005. Other debt as at March 31, 2005, in the amount of $12.0 million represents equipment financing with various other institutions.

Note 7.	Segments
      The Company has two reportable segments identified by product type: Plastic Containers and Compound. The Plastic Containers segment manufactures custom designed PET, HDPE, and PVC containers mainly for cosmetics, toiletries, foods, household chemicals, and lawn and garden and industrial chemical products. The Compound segment manufactures PVC compound for use by the Company and sale to external customers.
      The reportable segments are managed separately because they use different manufacturing processes and operate in different strategic markets. The Company evaluates each segment’s performance based on net

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
income (loss). The accounting policies for the reportable segments are the same as those for the Company. Inter-segment sales and transfers are recorded at market prices.
      Information on segments and a reconciliation to consolidated totals are as follows:

	Three Months Ended		Nine Months Ended
	March 31, 2005		March 31, 2004

Net revenues:
Continuing revenues from external customers Compound	$0		$0
Plastic containers	61,976,990		57,852,585

Total consolidated net revenues	$61,976,990		$57,852,585

Not included in the above tables as revenues from discontinued operations as follows:
Company total	$15,494,730		$15,874,608
Inter segment revenue Compound	(4,072,071)		(4,881,348)

Revenue from external Customers	$11,422,659		$10,993,260

Net (loss) income:
Discontinued operations-Compound	$(666,300)		$667,401
Continued operations-Compound	0		0
Plastic containers	(5,394,987)		(802,027)

Total consolidated net loss	$(6,061,287	)(1)	$(134,626)

(1)	Includes $4.5 million of impairment charges for goodwill and other long-term assets.

	March 31, 2005	June 30, 2004

Total assets:
Assets held for disposition	$1,735,891	$0
Compound	3,366,114	6,058,541
Plastic containers	52,241,812	56,330,680

Total consolidated assets	$57,343,817	$62,389,221

Note 8.	Comprehensive Loss
      The following table sets forth comprehensive loss for the three and nine-month periods ended March 31, 2005 and 2004:

	Three Months Ended		Nine Months Ended
	March 31		March 31

	2005	2004	2005	2004

Net loss	$(222,545)	$313,392	$(6,061,287)	$(134,626)
Unrealized gain on interest rate swap, net of taxes	25,598	23,452	87,387	130,636

Comprehensive loss	$(196,947)	$336,844	$(5,973,900)	$(3,990)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9.	Provision for Restructuring
      In the second fiscal quarter 2005, the Company recorded a $573,000 pre-tax charge for restructuring to compensate for the escalating cost of raw materials and the Company’s inability, for competitive reasons, to pass all of these increases on to customers. The Company has begun a cost reduction initiative, which management expects will reduce payroll and benefits by nearly $1,700,000 annually. This initiative is expected to improve operating efficiency and position the Company to take advantage of new business opportunities.
      In the third fiscal quarter 2005, the Company recorded an additional $51,000 pre-tax charge for restructuring, bringing the year-to-date amount to $624,000 all of which was paid as of March 31, 2005. The Company is in the final stages of the cost reduction initiative discussed above.
      The Company has begun to implement work force reductions and will continue to do so in stages through June 30, 2005. These reductions will be accomplished through both involuntary and voluntary terminations. The voluntary program was offered to all employees, but the Company retained the right to reject offers to resign on a case-by-case basis.
      Beginning in the second fiscal quarter 2005 and continuing through the fourth fiscal quarter 2005, management estimates the Company will recognize total charges of up to $700,000, including severance and related benefit costs associated with work force reductions. Management expects the Company to eliminate 29 salaried positions through the end of the fiscal year ending June 30, 2005. As of March 31, 2005, 25 of these positions have been eliminated and the employees holding those positions are no longer with the Company.
      During the nine months ended March 31, 2004, the Company incurred total restructuring costs of $340,000, all of which was paid through March 31, 2004. Approximately $116,000 of that amount, which includes $43,000 for severance and other personnel related costs for 38 employees and $73,000 for equipment relocation and other transfer costs, was incurred and recognized during the quarter ended September 30, 2003. During the quarter ended December 31, 2003, the Company continued the restructuring and recorded $160,000, all of which has been paid. This amount included $130,000 for severance and other personnel costs and $30,000 for equipment relocation and other transfer costs. During the quarter ended March 31, 2004, the Company continued the restructuring and recorded $64,000 for the period, all of which has been paid. This amount related to severance and other personnel costs. These costs are reflected in the Plastic Containers segment of our business. In addition, the Plastic Containers segment experienced manufacturing inefficiencies related to the transfer of operations from Kingston to Philmont. These additional costs are reflected in cost of goods sold.

Note 10.	Pension
      The following table presents the components of net periodic benefit cost for pension benefits for the three and nine-month periods ended March 31, 2005:

	Three Months Ended		Nine Months Ended
	March 31		March 31

	2005	2004	2005	2004

Pension benefits Service cost with interest to the end of the quarter	$2,434	$1,661	$7,292	$4,938
Interest cost	14,878	15,661	44,954	46,992
Expected return on plan assets	(21,104)	(21,303)	(63,469)	(63,726)
Amortization of transition obligation (asset)	744	750	2,266	2,268
Amortization of prior service cost (gain)	413	416	1,257	1,258
Amortization of experience loss (gain)	1,911	2,397	5,819	7,245

Net periodic benefits cost	$(724)	$(418)	$(1,881)	$(1,025)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company made a minimum required contribution of $8,662 during the nine months ended March 31, 2005.

Note 11.	Impairment of Goodwill
      During the second quarter of fiscal 2005, the Company’s New York extrusion blow molding facility experienced unexpected and significant reductions in gross margin and declines in revenue, primarily because the Company lost several customer contracts and was unable to successfully pass on rising resin prices to customers. Moreover, unfavorable product mix had a negative effect on operations, and certain cost containment and cost reduction initiatives at this facility did not have the expected impact on operating performance. Management’s forecast of future cash flows for the New York operation was substantially lower than previous forecasts. Because of these impairment indicators, the Company performed an interim test for goodwill impairment using the discounted cash flow evaluation approach. That test showed that the goodwill was impaired, necessitating a charge of $3.3 million for the full carrying value of goodwill. This charge is presented in the “goodwill impairment charges” line item in the Company’s consolidated statement of operations for the quarter ended December 31, 2004.

Note 12.	Income Taxes
      The effective income tax rate changed from a provision of 42.2% to a benefit of 48.3% for the three month period ended March 31, 2004 and 2005 respectfully. The effective income tax rate changed from a provision of 38.9% to a benefit of 16.9% for the nine month period ended March 31, 2004 and 2005 respectively. This change in the tax effective rate is due to the tax benefits received through the utilization of net operating losses, offset by non-deductible permanent charges for impairment of goodwill.

Note 13.	Other
      During the first fiscal quarter 2005, the Company recorded a charge of $100,000 related to lifetime medical benefits for the retiring Chief Executive Officer and his spouse under the terms of his severance agreement.
      The Company entered into a $710,000 severance agreement with the retiring Chief Executive Officer; $355,000 has been paid pursuant to the agreement as of March 31, 2005. The Company recorded a severance costs of $177,500 in the quarter ended March 31, 2005, and will record an equal charge in the next fiscal quarter to coincide with the additional $355,000 payable on June 29, 2005.
      The charges relating to lifetime medical benefits and executive severance costs are reflected in selling, general and administrative expenses.
      Actuary and liability balances related to the severance charges for the nine months ended March 31, 2005 were as follows:

		Charged to
		Costs and
		Expenses for	Amount
	June 30, 2004	Nine Months	Paid	March 31, 2005

Severance	$—	$532,500	$355,000	$177,500
Lifetime medical	$—	$100,000	$—	$100,000

	$—	$632,500	$355,000	$277,500

Note 14.	Net Assets Held for Disposition
      The Company had an asset held for sale in the amount of $700,000 (selling price of $750,000 less disposal costs) in the Plastic Container segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Kingston, New York manufacturing facility was classified in net assets held for disposition at December 31, 2004. During the second quarter of fiscal year 2005, the Company recorded a $450,000 pre-tax charge to operations for asset impairment related to the expected loss on the sale of that facility. The facility was formally sold on March 14, 2005 pursuant to a contract executed in January 2005. An additional impairment charge in the amount of $4,000 was incurred during the third quarter of fiscal year 2005. Total impairment charges of $453,000 were recorded as a pre-tax charge to operations.
      The Company has assets held for sale with a recorded value of $1,736,000, consisting of building and land in the amount of $1,111,000, and net value of machinery and equipment with a net value of $625,000. During the third fiscal quarter 2005, the Company recorded a $733,000 pre-tax charge to operations for asset impairment relating to the expected loss on the sale of machinery and equipment located at the Eatontown, New Jersey manufacturing facility. The Company has classified this facility (part of the Compound segment) in net assets held for disposition at March 31, 2005. In May the Company signed a non-binding asset purchase agreement with a third party to sell the equipment for approximately $625,000, which is below book value.